Exhibit 10.2

Lease reference number: t0029436

Date: 19 NOV 2020

HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED
AS TRUSTEE OF ASCENDAS REAL ESTATE INVESTMENT TRUST

and

FLUIDIGM SINGAPORE PTE. LTD.

Lease for

BLOCK 5008 ANG MO KIO AVENUE 5
#07-11 & #07-15 TECHPLACE II
SINGAPORE 569874

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SCHEDULE 1
DETAILS OF LEASE

Item 1:    Landlord (we, us, our)    :    HSBC INSTITUTIONAL TRUST SERVICES (SINGAPORE) LIMITED
AS TRUSTEE OF ASCENDAS REAL ESTATE INVESTMENT TRUST

Item 2:    Tenant (you, your)    :    FLUIDIGM SINGAPORE PTE. LTD.

Item 3:    Premises
(a)Unit numbers    :    Block 5008 #07-11 & #07-15

(b)Building    :    Block 5008 Ang Mo Kio Avenue 5 TECHplace II Singapore 569874

(c)Boundary    :    (for identification only) edged in red in the attached plan (or plans)
marked as schedule 5
Item 4:    Floor Area    :
Unit numbers    Floor Area (square metre)
Block 5008 #07-11 &
#07-15             460.00

Total Floor Area    460.00

Item 5:    Possession Date    :    01 November 2020

Item 6:    Start Date    :    01 December 2020

Item 7:    Term    :    14 months beginning from the Start Date

Item 8:    Permitted Use    :    R&D and manufacturing of fluidic chips and microfluidic system only

Item 9:    Rent    :

(a)The Gross Rent, Net Rent and Service Charge are as follows.

Unit	Net Rent Rate (per square metre)	Service Charge Rate (per square metre)	Gross Rent Rate (per square metre)	Net Rent	Service Charge	Gross Rent	Period such rent or charge applies for
Block 5008 #07-11 & #07-15	$12.45	$2.62	$15.07	$5,727.00	$1,205.20	$6,932.20	01 December 2020 to 31 January 2022
(b)The charges shown above do not include goods and services tax (GST) and other Taxes you must pay under this Lease.

Item 10:    Fitting Out Rent-free Period (if any)

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Item 11:    Term Rent-free Period    :    N.A.
(if any)

Item 12:    Security Deposit    :    $20,796.60, being 3 months' Gross Rent

Item 13:    Tenant's Works Deposit    :    $4,600.00 (based on the rate of $10.00 per square metre of the Floor Area of the Premises (a minimum of $2,000.00 applies))

Item 14:    Public liability    :    $3 million
insurance amount

Item 15:    Electricity Supply     :    N.A.
Deposit (initial

Item 16:    Floor loading limit    :

Storey	Floor Loading (kN per square metre)
1	12.5
4 to 8	7.5
Canteen	5

Item 17:    Car-park passes (if any)    :    2

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SCHEDULE 2 SPECIAL COVENANTS

(By way of note, the Plain English Campaign's Crystal Mark will not apply to this section.)

Any commercial terms and amendments to the Standard Covenants or Tenants' Guide will be set out in this schedule.

A)     SPECIAL RENTAL RATE FOR THIS LEASE

The Gross Rent Rate of $15.07 per square metre per month as reflected in Item 9 of schedule 2 is at a special rate as you have agreed to lease the premises known as Block 5008 Ang Mo Kio Avenue 5 #08-01/19, RC Roof 1 & RC Roof 2 at the Building ("Other Premises") for the period from 02 June 2022 to 01 June 2027 ("Period"). If you do not lease the Other Premises from us for the Period, the Gross Rent Rate for this Lease will be revised to $20.45 per square metre per month ("Revised Gross Rent Rate") and the Revised Gross Rent Rate will be effective and payable by you retrospectively from the Start Date for the whole of the Term. To avoid any doubt, you will pay all costs and expenses (whether legal or not and including stamp duty) for the issuance of any letters or documents due to the revision of the Gross Rent Rate.

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SCHEDULE 3 BUILDING COVENANTS

(By way of note, the Plain English Campaign's Crystal Mark will not apply to this section.) Any Building Covenants specific to the Building will be set out in this schedule.
In addition to the provisions set out in the Special Covenants. both you and us must keep to and be bound by the following terms, covenants and conditions:-

A)REDEVELOPMENT

Without being affected by anything else in this Lease, if at any time during the Term we decide that:-

(i)the Building is to be demolished for redevelopment; or

(ii)the Building or any part of the Building is to be renovated, retrofitted, refurbished or altered, and this will affect the Premises,

we may end this Lease by giving you 06 months' notice in writing.

When this Lease ends, you must deliver vacant possession of the Premises to us in line with the terms of this Lease, and you will have no claim (including right of compensation) against us for ending this Lease.

To avoid any doubt, this will not affect any rights and remedies that we may have against you in respect of any of your failure to keep to the terms and conditions of this Lease which occurred before the ending of this Lease. We may also offer you alternative space if available which you may relocate to within such time as we notify you and on such rent, lease term and other terms and conditions as we may decide. Whether or not you accept the offer, this will not affect your obligation to deliver vacant possession of the Premises on the date set out in the notice.

B)INSTALLATION OF AIR-CONDITIONING UNITS

You may at your own cost and expense install any air-conditioning package unit to air-condition the Premises. The installation will be subject to the relevant Authorities' approval and the Tenants' Guide.

C)GREEN MARK REQUIREMENTS

Without affecting the Tenants' Guide and without being affected by the Building not being certified as a Green Mark building, you must keep to all Green Mark requirements as we may specify from time to time including for all renovations, alterations and installations (such as light fittings, air-conditioning etc) to be carried out at the Premises, whether or not such renovations, alterations and installations have been approved by us and/or other relevant Authorities.

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SCHEDULE 4 STATEMENT OF ACCOUNTS
	Amount	GST (7%)
NET RENT:	$5,727.00	$400.89
$12.45 per square metre per month on 460.00 square metres for a period of 14 months beginning from 01 December 2020
SERVICE CHARGE:	$1,205.20	$84.36
$2.62 per square metre per month on 460.00 square metres for a period of 14 months beginning from 01 December 2020
GROSS RENT:	$6,932.20	$485.25
$15.07 per square metre per month on 460.00 square metres for a period of 14 months beginning from 01 December 2020
LEGAL FEES	$800.00	$56.00
SECURITY DEPOSIT IN CASH	$20,796.60
TENANT'S WORK DEPOSIT	$4,600.00
SUBTOTAL	$33,128.80	$541.25
GST	$541.25
TOTAL AMOUNT (INCLUDING GST) [payable to "HTSG A/C ASCENDAS·REIT"]	$33,670.05
STAMP DUTY	$526.00
[payable to 'lnfinitus Law Corporation']

This Statement of Accounts sets out the initial total amount you must pay which includes an advance payment of the first month's Gross Rent to cover the rent period beginning from 01 December 2020. Your first payment must be made by cash or cheque as your GIRO payments may start from the first day of the following month.

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CONTENTS PAGE

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STANDARD COVENANTS

1INTERPRETATION

1.1Definitions

In this Lease, the following terms have the meanings as set out below.

1.1.1'Additional Property Tax' means the increase in property tax relating to the Premises for the Rent-free Period (if any) and the Term, due to:

(a)an increase in the annual value (as defined in the Property Tax Act (Chapter 254)) in respect of the Premises which is more than the yearly Net Rent; or

(b)an increase in the rate of property tax in respect of the Premises which is more than the rate of property tax that applies on the Possession Date.

1.1.2'Capitaland Business Park & Industrial Tenant Portal' means the tenant service portal which you can access at http://bpi-tenanLcapitaland.com or such other website address we may give you.

1.1.3'Authorities' means all relevant government bodies, statutory bodies and other authorities.

1.1.4'Building' means the land and the buildings which the Premises form part of (including car-parks, service, loading and any other areas for the use and enjoyment of the building, whether or not these are within the structure of the building).

1.1.5'Building Covenants' means any terms, covenants and conditions as set out in schedule 3 which are specific to the Building.

1.1.6'Car-park Charges' means the charges you must pay to use the car-parks at the Building.

1.1.7'Circumstances Beyond Our Control' means any circumstances we have no control over, and which directly or indirectly prevent or delay us from carrying out our obligations under this Lease, including natural disasters, flooding, haze, national emergency, war, insurgency, labour disputes, civil commotion or riots.

1.1.8'Common Area' means the parts of the Building (whether or not within the structure of the Building) which (a) are for shared use by us, you, other tenants and occupiers of the Building, and anyone who is properly authorised to use those areas, and {b) would be considered as 'common areas' or 'common parts' of the Building for shared use, enjoyment or benefit if the Building had been subdivided and registered under the Land Titles (Strata) Act (Chapter 158). Common Area does not include areas which are inside the Premises or which serve the Premises only.

1.1.9'Conducting Media ' means any drains, sewers, conduits, flues, risers, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains in, on or under the Building, including any that are installed in the future.

1.1.10'Electricity Charges' means the charges for electricity as used at the Premises.

1.1.11'Electricity Supply Deposit' means the electricity-supply deposit amount, being an amount equal to 1.5 times the expected monthly Electricity Charges, which we will estimate and notify you from time to time. The initial amount of the Electricity Supply Deposit is set out in schedule 1.

1.1.12'Fire-safety Approval' means the approval (including fire-safety certificates or notices of approval) issued by the Singapore Civil Defence Force under the Fire Safety Act (Chapter 109A) or such other authority.

1.1.13'Fitting Out Rent-free Period' means the period where the Tenant's Works relating to the fitting out of the Premises are carried out as set out in schedule 1.

1.1.14'Floor Area' means the floor area of the Premises set out in schedule 1.

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1.1.15'Gross Rent' means the Net Rent and the Service Charge as set out in schedule 1.

1.1.16'Gross Rent Rate' means the Gross Rent per square metre for each month under the Term as set out in schedule 1.

1.1.17'Head Landlord' means the landlord under the Head Lease (whether immediate or not).

1.1.18'Head Lease' means the lease under which we hold our interest in the Building and includes any superior lease (that is, a lease under which our landlord or any other landlord above holds its interest in the Building) and all documents that apply to it.

1.1.19'Infectious Disease' means the diseases defined in the Infectious Diseases Act (Chapter 137).

1.1.20'Interest' means interest at the rate of 10% per year calculated on a daily basis and based on the actual number of days in the year (both before and after any judgment), or any other rate as we may notify from time to time.

1.1.21'JTC' means the Jurong Town Corporation.

1.1.22'Law' includes any present or future laws (including regulations, codes and guidelines) by statute, common law and/or equity.

1.1.23'Lease' means this lease of the Premises between you and us, made up of (i) the Standard Covenants, (ii) the Tenants' Guide, and (iii) all schedules (including the Special Covenants and Building Covenants), attachments, appendices, annexes and side letters to each of such documents mentioned.

1.1.24'Losses' means damages, compensation, losses, costs and expenses, claims, notices and proceedings, of any nature, including, where the context allows, any costs and expenses of making good any losses or damage.

1.1.25'Net Rent' means the rent (not including Service Charge and other amounts due) for each month of the Term calculated at the monthly Net Rent Rate on the Floor Area, as set out in schedule 1.

1.1.26'Net Rent Rate' means the Net Rent per square metre for each month of the Term as set out in schedule 1.

1.1.27'Original Condition' means the original state and condition of the Premises on the date you first took possession of the Premises under this Lease as shown in the plans and drawings we have given or will give you, but not including the Tenant's Works or any works that previous tenants have carried out.

1.1.28'Our Authorised People' means our employees, agents, independent consultants or contractors, people we allow to be in the Building or Park, visitors, licensees and other people under our control, or who we are responsible for or who claim rights under this Lease through, under or in trust for us.

1.1.29'Park' means (where it applies), the science, business or industrial park or such wider area or vicinity where the Building is located.

1.1.30'Payment Date' means the first day of a month or such relevant date as we may notify you in our invoice to make any payment as required under this Lease.

1.1.31'Permitted Use' means the use allowed for the Premises as set out in schedule 1 and approved by the Head Landlord and the Authorities.

1.1.32'Possession Date' means the possession date (if this applies) as set out in schedule 1 or any other date we may notify you.

1.1.33'Premises' means the part or parts of the Building which will be leased to you as set out in schedule 1, including improvements and additions made to the Premises, and the fixtures and fittings (whether they belong to you or us) in the Premises, but not including (i) structural parts located outside the Premises, (ii) the loadbearing framework, (iii) the roof, (iv) foundations, (v) joists (that is, a long, thick piece of wood, metal, or concrete, used in buildings to support a floor or ceiling), (vi) Conducting Media which serve only spaces other than the Premises that you do not access, (vii) our machinery and plant which are in the Premises but which serve only other spaces besides the Premises that you do not access, (ix) the faces of boundary walls that are

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outside the Premises; and (x) the faces of external walls outside the Premises (unless these are glass walls).

1.1.34'Reinstatement Works' means the reinstatement works to restore the Premises to their Original Condition (except for fair wear and tear) in line with the Tenants' Guide, Law and any other requirements that we may have.

1.1.35'Rent-free Period' means the Fitting Out Rent-free Period and the Term Rent-free Period.

1.1.36'Security Deposit' means the security deposit amount as set out in schedule 1.

1.1.37'Service Charge' means the charge for your share of the Total Outgoings as we may decide for each month calculated at the Service Charge Rate on the Floor Area as set out in schedule 1.

1.1.38'Service Charge Rate' means the Service Charge per square metre for each month as set out in schedule 1.

1.1.39'Side Letters' means further terms, covenants and conditions to this Lease made between you and us at any time to add to, amend or vary this Lease.

1.1.40'Special Covenants' means such further terms, covenants and conditions as set out in schedule 2 as commercially agreed to vary or add to the Lease.

1.1.41'Standard Covenants' means these standard terms, covenants and conditions.

1.1.42'Start Date' means the date on which the Term begins as set out in schedule 1.

1.1.43'Taxes' means any goods and services tax, duty or charge which may be imposed at any time by the Authorities.

1.1.44'Tenants' Guide' means the further standard terms, covenants and conditions relating to safety or actions in the Building or Premises, or the use, maintenance, renovation or management of the Building or Premises.

1.1.45'Tenant's Works' means any fitting-out work or any other renovation, alterations, additions, interior layout work, interior design, installations, internal fittings, wiring, plumbing, reinstatement or other work you carry out to the Premises.

1.1.46'Tenant's Works Deposit' means the deposit you must pay for the Tenant's Works (if any) as required under this Lease, and which we may collect from you from time to time to cover any Tenant's Works. The initial amount of the Tenant's Works Deposit is set out in schedule 1.

1.1.47'Term' means the term of this Lease as set out in schedule 1.

1.1.48'Term Rent-free Period' means the rent-free period during the Term (if any) as set out in schedule 1.

1.1.49'Total Outgoings' means all outgoings, costs and expenses (including capital expenditure and loss in value over time) which we have to pay for providing, controlling, managing, maintaining and replacing any services or parts of the Building (including fixtures and fittings).

1.1.50'Utilities' means electricity, water, sewerage, tele-communications and, if it applies, gas, air conditioning and chilled water.

1.1.51'UtilitiesCharges' means the charges for the Utilities as used at the Premises.

1.1.52'We', 'us', or 'our' (whether capitalised or not) means us as the landlord as set out in schedule 1 and includes our successors (a person who takes over our rights and obligations) and assigns (a person who takes over our rights).

1.1.53'You', or 'your' (whether capitalised or not) means you as the tenant as set out in schedule 1 and includes your successors (a person who takes over your rights and obligations) and assigns (a person who takes over your rights, only after we have approved the transfer).

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1.1.54'Your Authorised People' means your employees, agents, independent contractors, people you allow to be in the Premises, visitors, licensees, anyone under your control, and anyone you are responsible for or who claims rights under this Lease through, under or in trust for you.

1.2General rules of interpretation

The following rules apply when interpreting this Lease, unless the context requires otherwise.

1.2.1While we have made efforts to express this Lease in plain English, any wording used may not be completely sufficient to describe its meaning, and you must read all words in line with their usual legal meaning.

1.2.2Headings are for convenience only and must not be used to limit or interpret any covenant, condition or clause.

1.2.3Any reference to the singular includes the plural, and vice versa.

1.2.4Any reference to a person or people includes any individual or any corporate entity.

1.2.5Any reference to the whole includes all or any part of the same.

1.2.6Each word or term does not limit the effect of another word or term.

1.2.7Any reference to 'including', 'include' or 'includes' means including without limitation or affecting the generality of any description, definition, term or phrase coming before that word.

1.2.8Any reference to 'responsible' means, where the context allows, being liable for any Losses.

1.2.9You must, unless set out otherwise, pay all fees, charges, costs and expenses arising out of or relating to any obligations you have under this Lease, including if it applies, Interest, on any outstanding payments you owe and any fees or expenses due to the relevant Authorities. We can claim these payments as if they are rent arrears and may deduct such payments from any deposits you have paid under this Lease. You may not withhold or delay any payment, and you must pay all amounts you owe under this Lease even if this Lease has come to an end.

1.2.10You must, at your own cost and expense, keep to (and make sure that each of Your Authorised People keep to) every obligation you have and restriction that applies under this Lease. If this Lease states that you will not have any claim against us for any Losses, Your Authorised People will also not have any claim against us for such Losses.

1.2.11If, under this Lease, you need our permission or approval for any action, you must get this in writing from us before taking that action. We will decide if, and on what terms, to give or withhold permission or approval. Even if we give our permission or approval, you will remain responsible for these permitted or approved matters or actions. This clause 1.2.11 also applies if the Head Landlord or any of the Authorities require any permission or approval. In addition, any right given to us under this Lease is also given to the Head Landlord and any Authorities and any person authorised by us, the Head Landlord and the Authorities.

1.2.12If we carry out any action or exercise any right or remedy under any clause in this Lease, this will not affect our other rights or remedies under that clause or the rest of this Lease.

1.2.13Each schedule of, attachment, appendix and annexure to this Lease forms part of this Lease. If there are any inconsistencies between the different parts of this Lease, priority will be given in the following order from first to last: (1) Side Letters (if any), (2) Special Covenants, (3) Building Covenants, (4) Standard Covenants, and (5) Tenants' Guide.

2GRANT OF LEASE

2.1Lease

We agree to lease the Premises to you for the Term in return for you paying the Gross Rent and keeping to the terms, covenants and conditions as set out in this Lease (including the Special Covenants, Building Covenants and the Tenants' Guide).

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2.2Permitted Use

2.2.1You must use the Premises only for the Permitted Use. If you want to change the Permitted Use, you must first get approval from us and the Authorities. You must also get, maintain and keep to all necessary approvals which you need by Law to carry out your business at the Premises. To avoid any doubt, you must also carry out your own checks on the Premises as we will not be responsible for making sure the Premises are suitable for the Permitted Use.

2.2.2If the Premises are a property where the Urban Redevelopment Authority's 60:40 rules apply, you must make sure that at least 60% of the Floor Area is used for industrial activity, and no more than 40% of the Floor Area is used for such ancillary (that is, supporting) purposes to the Permitted Use as we, the Urban Redevelopment Authority or any other relevant Authority may approve. You must also provide us with the filled-in and signed declaration form as set out in schedule 6 upon signing this Lease. If you fail to do so, we may give you two weeks' notice to submit such form. If you have still not provided the filled-in and signed declaration form by the end of the two weeks' notice, we may immediately end this Lease and, if you have taken possession of the Premises, you must carry out the Reinstatement Works to keep to clause 4.3.1. You will forfeit (that is, give up the right to claim) any money or deposits you have paid to us under this Lease, you must pay us any costs and expenses we have to pay, and you will not have any claim against us for any Losses which you may suffer due to us ending this Lease.

2.3Head Landlord's and Authorities' approvals

2.3.1If the Premises are a property under the control of JTC, you must:

(a)first get the relevant approvals (including any anchor tenant approval) from JTC and the Authorities to use the Premises before we give the lease of the Premises to you; and

(b)give us any relevant information and documents we ask for, including the items set out in schedule 7, at least 14 days before the Possession Date or Start Date, whichever is earlier. To avoid any doubt, you must pay any costs that apply, including any subletting fees or other fees we must pay or have paid to the Head Landlord or Authorities. You must also pay any fees and other charges charged by the Head Landlord or Authorities for not meeting this condition due to your delay or failure to give us any relevant information or documents.

2.3.2If you do not have all the approvals as required under clause 2.3.1, we may give you notice that this Lease will be considered as null and void (that is, in a state as if this Lease never existed), except that you must reinstate the Premises in line with this Lease and you must pay all Gross Rent, Utilities Charges and other charges due from the Possession Date or Start Date, whicheveris earlier, until the day you return the Premises to us (both dates included). You will not have any claim against us for any losses you suffer due to this Lease being considered as null and void. Within 30 days after we have confirmed that there are no outstanding obligations under this Lease, and as long as you did not cause such failure to get such approvals, we will refund:

(a)all deposits you have paid (without Interest and after deducting necessary amounts if you have not kept to any other terms of this Lease or for damage you have caused to the Premises or the Building); and

(b)all legal fees and stamp duties you have paid if they have not been charged by our lawyers or the Authorities.

2.4Compliance regulations

You must keep to, and make sure that each of Your Authorised People keep to, the relevant anti-money- laundering, anti-bribery, anti-corruption, and anti-financing of terrorism Laws and/or our policies. If you fail to do so, we may give you notice upon which this Lease will be considered as null and void (that is, as if this Lease had never existed), except that you must still (i) reinstate the Premises in line with this Lease, (ii) pay all Gross Rent, Utilities and other charges due from the Possession Date or Start Date, whichever is earlier, until the day you return the Premises to us (both dates included), and all other Losses which we may suffer arising out of or relating to you not keeping to this clause 2.4, including the loss of Gross Rent which we could have collected for the Term and the Rent-free Period (if any), and any costs and expenses of re-letting or trying to re-let the Premises. We will also not refund any deposits or money you have paid to us, and you will not have any claim against us for any Losses which you may suffer due to this Lease being considered as null and void (that is, as

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if this Lease had never existed).

2.5Rights and exceptions

2.5.1The Premises are leased to you with:

(a)the right to use the Common Area to pass to and from the Premises; and

(b)the right to use the designated toilet facilities, lifts, staircases and driveways in the Common Area.

2.5.2Under this Lease, we have:

(a)the right to free and uninterrupted passage and running of Utilities and other services through the Conducting Media in the Premises;

(b)the right to enter the Premises as allowed under this Lease, except that we will use reasonable efforts to minimise any disturbance to you;

(c)the right of light, air, support, shelter, easements (that is, a right enjoyed by one person over another's land for a specific purpose such as a right of way) and all other rights belonging to or enjoyed by other parts of the Building;

(d)the right to put up scaffolding for carrying out repairs, renovations, alterations, additions, cleaning, painting or other work to the Building, and to build on, alter, rebuild, develop or use the land next to the Building or in the Park, even if (i) access to, use or enjoyment of the Premises may be temporarily restricted, (ii) any light and air coming into the Premises is affected or (iii) any nuisance, damage, or inconvenience is caused to you or any of your occupiers, except that we will use reasonable efforts to minimise any disturbance to you;and

(e)the right to carry out any power shutdown in the Building as may be required by us or the Authorities, by providing notice to you (except in cases of emergency), and without us having to provide any emergency power or back-up supply of electricity, except that we will use reasonable efforts to minimise any disturbance to you.

2.5.3Any person you authorise to use or enjoy the Premises in line with this Lease will also have the rights under clause 2.5.1, and (i) we, (ii) the Head Landlord, and (iii) any person authorised by us or the Head Landlord will also have the rights under clause 2.5.2.

3TAKING POSSESSION

3.1You will take possession of the Premises on the Possession Date. If you delay taking possession of the Premises, we will not postpone the Fitting Out Works Rent-free Period (if any) and/or the Term.

3.2You agree to take the Premises on an 'as is, where is' basis and not to object to the state and condition of the Premises (including the structural, mechanical and electrical specifications) on the date you first take possession of the Premises.

3.3You agree that the Floor Area of the Premises are as set out in schedule 1. If we appoint a surveyor registered under the Land Surveyors Act (Chapter 156) to survey the Floor Area, the surveyor's findings will be final and binding (unless there is a clear and obvious mistake), and the Gross Rent, Service Charge and other payments due under this Lease (including the Security Deposit) will be adjusted as a result of any difference in floor area of more than 3%.

3.4You must not load any part of the floors of the Building with more than the weight set out in schedule 1 or such other weight limit as we may notify.

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4    YOUR OBLIGATIONS/ INVOLVEMENT

4.1    General obligations relating to payments

4.1.1    Gross Rent and other payments

4.1.1.1Upon signing this Lease, you must pay the Gross Rent for the period of one month from the Start Date. The Gross Rent for any period less than one month will be pro-rated (based on the actual number of days in that month). You must then pay us monthly in advance on each Payment Date the:

(a)Net Rent, calculated at the Net Rent Rate on the Floor Area; and

(b)Service Charge, calculated at the Service Charge Rate on the Floor Area.

4.1.1.2You must pay us all amounts due under this Lease promptly when they are due on the Payment Date (except that you must pay the amounts in the statement of accounts set out in schedule 4 upon signing this Lease), without us having to ask or remind you, and without making any withholding, deduction, set-off or counterclaim.

4.1.1.3Other than the first initial payment as set out under schedule 4, you must make all payments by standing order automated electronic payment (GIRO) to our account or in any other way we notify you.

4.1.1.4We may increase the Service Charge if there is any increase in the Total Outgoings. If we do so, we will notify you of the amount and effective date of increase in the Service Charge (per square metre). Such notice will be final and binding (unless there is a clear and obvious mistake) and you must pay the increased Service Charge from the date of the increase as set out in our notice until the end of the Term.

4.1.1.5You must not use the Common Area or any space outside the Premises in connection with your Permitted Use. If we agree to your use of any part of the Common Area or any space outside the Premises in connection with your Permitted Use, we may set charges and terms for this, and may ask you to sign a separate agreement relating to that space.

4.1.2Rent-free Period (If any)

As a show of goodwill, we will grant you the Rent-free Period (if any). During any Rent-free Period, you do not have to pay the Gross Rent but you must continue to comply with all other terms of the Lease. However, if you carry out your business during any Rent-free Period, we may collect Service Charge from you from the date your business is started. In addition, if this Lease is brought to an end early, you must pay us the Gross Rent for the entire Rent-free Period immediately when we notify you.

4.1.3    Interest

If you fail to pay the Gross Rent or any other amounts due to us under this Lease on the due date (for any reason, and whether or not we send you a formal notice), you must pay us when we notify you Interest on the amount you owe from the date the amount is due (or if we have to pay costs for any work or measures we have carried out on your behalf, from the date we pay for those costs) until the date you pay the amount that is due.

4.1.4Utilities

You must pay us (or the relevant supplier if this applies) the Utilities Charges for the Utilities supplied to the Premises during the Rent-free Period (if any) and the Term of this Lease. The Utilities Charges will be calculated at the rate we notify you in our invoice and you must pay us such Utilities Charges on the Payment Date. The amount as set out in our invoice will be final and binding (unless there is a clear and obvious mistake).

4.1.5Electricity supply

4.1.5.1If we do not arrange for the supply of electricity to the Premises, you must make arrangements with a supplier or retailer, as the case may be, for supplying electricity to the Premises. You must also:

(a)first get our approval of the supplier or retailer before you arrange for them to supply electricity to the Premises; and

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(b) pay all charges directly to the supplier or retailer (including any connection charges or deposit) for supplying electricity to the Premises.

4.1.5.2If we arrange for the supply of electricity to the Premises by bulk or block purchase or otherwise, you must pay us:

(a)Electricity Charges for electricity supplied to the Premises each month. The Electricity Charges will be calculated at the rate we notify you in an invoice;

(b)all other charges relating to supplying electricity to the Premises (including connection and administrative charges) as we notify you in an invoice; and

(c)the Electricity Supply Deposit. We will notify you of the amount of the Electricity Supply Deposit that you must pay from time to time during the Term. If the Electricity Supply Deposit you have paid to us is less than the amount we have told you to pay, you must pay the difference to us. We will keep the Electricity Supply Deposit for the whole of the Term and we may use all or part of it to indemnify us (that is, to pay all our losses in full without dispute or claim that we should have minimised such losses) against you failing to keep to clauses 4.1.5.2(a) and 4.1.5.2(b} above. We will refund the Electricity Supply Deposit without interest and after making any deductions that are allowed under this Lease, within 30 days after we have confirmed that there are no outstanding obligations under this Lease, including that you have paid all amounts that you owe us. To avoid any doubt, such refund will not affect any other rights we may have if we find you still owe us money or have not kept to the terms of this Lease after we return the Electricity Supply Deposit to you.

4.1.5.3The amount as set out in our invoices in clause 4.1.5.2 above will be final and binding (unless there is a clear and obvious mistake) and you must pay such amounts to us on the Payment Date. If there are any clear and obvious mistakes in the amounts as set out in our invoices, we will notify you and you must pay the difference on the Payment Date from the date of such notice. Any retailer or supplier we appoint to provide electricity to the Premises will also have the same rights as us under this clause 4.1.5.

4.1.5.4If we make or intend to make a bulk or block purchase to supply electricity to the whole Building or the Park, you will be considered to have given your permission for the purchase. You must also, if we ask you to, sign an authorisation in such format as we may inform. If we decide to change the retailer or supplier during the Term, we may transfer the Electricity Supply Deposit at any time to any supplier or retailer.

4.1.6Taxes

Without affecting our obligations under clause 5.2, you must pay us immediately when we notify you any Taxes charged on the amounts you must pay under this Lease.

4.1.7Additional Property Tax

Once you have signed this Lease, you must pay us any Additional Property Tax that we notify you is due for the Premises, the Rent-free Period (if any) and the Term of this Lease. We will decide whether to object to or appeal against any assessment of annual value or any property tax that is charged on the Premises.

4.1.8Security Deposit

4.1.8.1Upon signing this Lease , you must pay and maintain with us the Security Deposit during the Term, as security for you keeping to the terms of this Lease and to indemnify us (that is, to pay all our losses in full without dispute or claim that we should have minimised such losses) against any Losses we may suffer against you or any of Your Authorised People in relation to any matter arising out of or relating to the Premises or this Lease, including any amount you owe us during any holdover period or future lease of the Premises.

4.1.8.2If you do not keep to the terms of this Lease, we may use the Security Deposit to make good to our satisfaction any losses we have suffered, and you must pay us an amount equal to the amount of the Security Deposit we use, within seven days of us notifying you.

4.1.8.3If the Gross Rent is increased under this Lease, the Security Deposit will also be increased and you must pay the increased amount to us on the date we notify you.

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4.1.8.4You must not set off (that is, treat it as payment of) any part of the Security Deposit against any Gross Rent or other amounts you owe us.

4.1.8.5We will refund the Security Deposit to you, without interest and after making any deductions that are allowed under this Lease, within 30 days after we have confirmed that there are no outstanding obligations under this Lease, including that you have paid all amounts that you owe us. To avoid any doubt, such refund will not affect any other rights we may have if we find you still owe us money or have not kept to the terms of this Lease after we return the Security Deposit to you.

4.1.9Car-park passes

4.1.9.1As a show of goodwill, we will provide car-park passes, as set out in schedule 1, as long as:

(a)you pay the Car-park Charges at such rates that apply from time to time and as we notify you in our invoice. Such amount as set out in the invoice will be final and binding (unless there is a clear and obvious mistake), and you must pay us such Car-park Charges on the Payment Date;

(b)you keep to all relevant Laws;

(c)our policies that apply from time to time allow for our provision of car-park passes to you; and

(d)we have passes available.

4.1.9.2ff required by Law or under our policies, we may give you notice at any time to change or cancel the number of car-park passes we allocate to you or to revise our Car-park Charges.

4.1.10Insurance during the Lease

4.1.10.1From the Possession Date or Start Date, whichever is earlier, until the end of the Term or any period of holding over (as described in clause 4.3.2), including white the Tenant's Works are being carried out, you must arrange and maintain the following insurance policies:

(a)an insurance policy in your name:

(i)covering you against all risks of theft, physical loss or damage (including risks of fire) in respect of your property (including personal property), goods and stock-in-trade (including all plate glass and tempered glass, glass frontage and plant and machinery, if any) in the Premises;

(ii)up to the full replacement value of your property, goods and stock-in-trade in the Premises; and

(iii)which includes a waiver of subrogation clause (that is, a clause which disallows the insurer from stepping into the insured party's shoes and making a claim against us to recover any money that the insurer has had to pay).

(b)a public liability insurance policy in your name, with us named as an insured party:

(i)protecting against claims arising out of or relating to your operations or anything that you, or Your Authorised People have done in or from the Premises or assumed under this Lease, which will be extended to include any of the insured parties' legal liability for loss of or damage to the Premises (including all fixtures and fittings) and all of our property;

(ii)for at feast the amount set out in schedule 1 or any higher amount as we may require; and

(iii)which includes a cross-liability clause (that is, a clause which allows an insured party from claiming against another insured party if they are both covered by the same insurance policy).

4.1.10.2You must take out the insurance policies with a reputable insurance company as we may approve.

4.1.10.3If we request, you must give us copies of the insurance policies and the receipt for the fast premiums you have paid for the policies. We will not be considered to have approved the insurance policies just because we have

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seen copies of your insurance policies and you will remain responsible for your obligations under this Lease, including having to take out the necessary insurance policies as required under this clause 4.1.10.

4.1.11Not to affect our insurance

You must not do anything that makes any of the insurance policies void or voidable (that is, in a state as if the insurance policies never existed or potentially never existed), invalid or cancelled, or leads to an increase in the premium for the insurance policies. If you fail to keep to this clause 4.1.11, you must not claim against us for any claim which is actually covered or which would have been covered had you maintained the insurance policies. You must also make good any damage or losses we suffer, including paying any increased premium, costs and expenses for restoring or renewing the insurance policies.

4.2General obligations during the Lease

4.2.1Tenant's Works

4.2.1.1You must get our approval before carrying out any Tenant's Works. If we give our approval, you must carry out and complete the Tenant's Works in line with the Lease, including the Tenants' Guide and any of our other requirements in respect of such Tenant's Works.

4.2.1.2You must get and maintain all necessary approvals that are required by Law (including the Fire-safety Approval, if it applies) for carrying out the Tenant's Works.

4.2.2Tenant's Works Deposit

4.2.2.1If we ask you to, you must pay us a Tenant's Works Deposit for carrying out any Tenant's Works. You must do this by the date we notify you. You must pay to us, the initial Tenant's Works Deposit, as set out in Schedule 1, upon signing this Lease.

4.2.2.2The Tenant's Works Deposit is security to make sure that you:

(a)comply with clause 4.2.1; and

(b)make good, to our satisfaction, any damage to the Premises, Building and Park resulting from the Tenant's Works.

4.2.2.3If you do not comply with clause 4.2.2.2, we may carry out the necessary works and use the Tenant's Works Deposit to pay the costs and expenses of that work. If the Tenant's Works Deposit is not enough to cover the cost of the work, you must pay us immediately, when we notify you, the difference between the costs and expenses of the work and the Tenant's Works Deposit.

4.2.2.4You must give us (i) the relevant plans, (ii) appropriate architect, engineer, qualified person or consultant certificates to confirm that the work has been carried out to the necessary standards, and (iii} the Fire Safety Approval, before you start operations at the Premises. If you fail to do this, you will forfeit (that is, give up the right to claim) the Tenant's Works Deposit. This will not affect any of our rights or remedies against you, including our right to charge you for any penalty fees imposed by the Authorities and our right to terminate this Lease for such breach.

4.2.2.5We will refund the Tenant's Works Deposit to you, without interest, within 30 days after:

(a)the Tenant's Works have been completed in accordance with this Lease, including that you have submitted the relevant plans, certificates and Fire Safety Approval required in accordance with clause 4.2.2.4;

(b) you have complied with all our requirements in respect of the Tenant's Works;

(c) you have made good any damage to the Premises, Building and Park, to our satisfaction; and (d) we have deducted any amounts owing under clause 4.2.2.3.
To avoid any doubt, such refund will not affect any other rights we may have if we find you still owe us money or have not kept to the terms of this Lease after we return the Tenant's Works Deposit to you.

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4.2.3Insurance while carrying out Tenant's Works

4.2.3.1Before starting any Tenant's Works, you must take out and maintain (i) an all-risks policy and (ii) a comprehensive public liability insurance policy against claims for personal injury, death or property damage or Losses arising out of or relating to the Tenant's Works. Each insurance policy must provide coverage of at least S$2,000,000.00 (or such higher amount we tell you) for any one occurrence and it must be effective for the entire period of the Tenant's Works.

4.2.3.2You must take out and maintain such insurance policies mentioned in clause 4.2.3.1 in the joint names of us and your contractors as co-insured parties for our and their respective rights and interests. You must use a reputable insurance company, and such insurance policies must each include a cross-liability clause (that is, a clause which allows an insured party from claiming against another insured party if they are both covered by the same insurance policy).

4.2.3.3You must give us copies of such insurance policies mentioned in clause 4.2.3.1 if we ask for one. However, giving us such copies will not be considered to be constructive notice of any terms of such insurance policies nor, and will not in any way reduce or affect your obligations under this Lease, including clause 4.2.3.

4.2.4Maintain and repair

4.2.4.1You must:

(a)keep the Premises in a clean and tidy condition to keep to what we require under this Lease (including the Tenants' Guide);

(b)keep the Premises (including all fixtures and fittings, mechanical and electrical equipment and Conducting Media in and serving the Premises, whether these belong to you or us) in good and tenantable repair and condition (that is, in a state and condition safe and suitable for use and in which you have carried out all necessary repairs for), except for fair wear and tear; and

(c)immediately make good, to our satisfaction, any damage you cause to the Premises (including our fixtures and fittings in them), or to any other part of the Building or Park.

4.2.5Permitting us to inspect the Premises and carry out repairs

You must allow us and Our Authorised People to enter the Premises with advance notice (except in cases of emergency) and at no cost to us, so that we may:

(a)check if you are keeping to the terms of this Lease;

(b)carry out spot checks and inspect the condition of the Premiises;

(c)take a schedule of fixtures and fittings;

(d)investigate the cause of any interference or disturbance to other tenants and occupants;

(e)gain access to parts of the Building, mechanical and electrical equipment and/or Conducting Media (or both) which can only be accessed through or in the Premises;

(f)carry out any work relating to the mechanical and electrical equipment or Conducting Media and to install extra mechanical and electrical equipment or Conducting Media or to repair or replace any fixtures or fittings which belong to us;

(g)enforce any right or to meet any obligation we have under this Lease or the Head Lease or any obligation we have to any third party who has legal rights over the Premises, the Building or Park or whose Conducting Media passes through the Premises;

(h)build, alter, repair or maintain the Premises, the Building or Park (including cleaning the windows on the outside of the Building or anything serving the rest of the Building and Park as well as anything running through the Premises); and

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(i) carry out any work which we need or want to carry out to any part of the Building or Park (including the services and facilities in it), including the right to build onto any boundary wall of the Premises.

4.2.5.1If we find that you have not kept to all the terms of this Lease, you must carry out the necessary work promptly and within the time period as set out in the notice we give you and to our satisfaction.

4.2.5.2If you do not carry out and complete the necessary work in time, we may enter the Premises to do the necessary work, and you must pay the costs and expenses for any such work. You must also, if we notify you to, do the following:

(a)remove your installations, machinery, partitions or any other item so that we can carry out the work. If you fail to do this, we may remove them and you will have to pay the costs and expenses immediately when we notify you. You will not have any claim against us for any Losses you suffer due to us removing these items; and

(b)stop your activities to the extent and during the hours as set out in the notice we give you so we can carry out the work (including any investigations relating to the work).

4.2.5.3While we will use reasonable efforts to minimise any disturbance to your business operations at the Premises, we will not be responsible to you for any Losses you suffer or inconvenience caused while we are inspecting the Premises or carrying out such works or repairs under this clause 4.2.5.

4.3    General Obligations Relating to Moving out of the Premises

4.3.1Moving out of the Premises

4.3.1.1When this Lease ends, you must have completed the Reinstatement Works in line with this Lease (including the Tenants' Guide), and return the Premises and all keys (including mailbox keys) to us.

4.3.1.2If you fail to keep to clause 4.3.1.1, we may carry out the Reinstatement Works. If we do this, you must pay us immediately:

(a)all our costs and expenses, and

(b)an amount equal to double the amount of Gross Rent due for the period it takes us to carry out and complete the Reinstatement Works.

4.3.1.3If we agree that you do not need to carry out the Reinstatement Works, we may require you to pay a reinstatement amount, which we will estimate based on the costs and expenses that we may need to pay to carry out and complete the Reinstatement Works. After making this payment, you will be considered to have transferred all such fixtures and fittings to us and we may remove, dispose or deal with them as we see fit, and you may not claim for any money left over after our removing, disposing or dealing with such fixtures and fittings.

4.3.1.4Any invoice we give you of the amounts you must pay to us under clauses 4.3.1.2 and 4.3.1.3 above is final and binding (unless there is a clear and obvious mistake) and you must pay us such amounts on the Payment Date.

4.3.2Holding over

If you do not provide us with vacant possession of the Premises when this Lease ends or continue to occupy the Premises after this Lease ends, you will be considered to be holding over and must pay us an amount equal to double the amount of Gross Rent or the market rent for the Premises that is current at that time as we may inform you (whichever is higher) for every day of the holding-over period, within seven days of our notice to you. Such holding over will not be considered as a renewal of this Lease. This clause 4.3.2 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

4.3.3Viewing

During the six months before the end of this Lease, you must, if we give you notice, allow us, our agents and

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anyone else we authorise to view the Premises for the purpose of re-letting them.

4.4Other terms

4.4.1Assigning and subletting

4.4.1.1You must not novate (that is, transfer all or some of your rights and obligations), assign (that is, transfer all or some of your rights), sublet, license, part with or share possession or occupation, mortgage or create a charge over, or grant anyone else any rights in respect of, this Lease or the Premises without our approval.

4.4.1.2If you are a company, and there is a change in your management control or majority shareholders and you did not get our approval before making the change, this will be considered as an assignment of this Lease. For the purposes of this clause 4.4.1.2, 'majority shareholder' means a person who:

(a)controls the structure of your board of directors;

(b)controls more than 50% of your issued share capital; or

(c)controls more than 50% of your voting power.

4.4.1.3Without affecting clause 4.4.1.1, if you are a sole proprietor or a partnership made up of partners carrying out a business under a business name registered under the Business Registration Act (Chapter 32) or any other Law, and there is a change in the constitution or membership of the sole-proprietorship or partnership and you did not get our approval before making the change, this will be considered as an assignment of this Lease.

4.4.1.4If we give any approval under this clause 4.4.1, we may set any terms, including charging fees, and section 17 of the Conveyancing and Law of Property Act (Chapter 61) will not apply.

4.4.2No lodging of caveat. registering this Lease or subdividing the Building

4.4.2.1You must not (i) lodge a caveat relating to this Lease, nor (ii) register this Lease at the Singapore Land Registry and you must immediately withdraw any caveats which are lodged in spite of this clause 4.4.2.1.

4.4.2.2You must not ask us to subdivide the Building or do anything which could mean that we have to subdivide the Building.

4.4.2.3This Lease does not operate as a Lease capable of registration under the Land Titles Act (Chapter 157) or any other Law.

4.4.3Keeping to the Law

4.4.3.1You must keep to the Law and all requirements of the Authorities relating to:

(a)the Premises and using or occupying the Premises; and

(b)your obligations under this Lease.

4.4.3.2You must immediately notify us of:

(a)any notice or order you receive from any Authority in relation to the Premises or this Lease;

(b)any defect in the Premises which may cause us to have any Losses or duty; and

(c)any damage that may happen to the Premises.

4.4.3.3Without affecting clause 4.4.3.1, you must not allow the Premises to be used as a place where any person is employed in a way that is not allowed under section 57(1)(e) of the Immigration Act (Chapter 133), section 5 of the Employment of Foreign Manpower Act (Chapter 91a) or any other Law.

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4.4.4Head Lease

You must keep to the conditions (if any) that the Head Landlord sets when approving this Lease, including in particular, any conditions that relate to the Premises, Building and Park.

4.4.5Tenants' Guide

You confirm that you have read and received a copy of the Tenants' Guide and you agree that you must keep to the Tenants' Guide and any other rules that we set, including paying any fees, charges, costs and expenses arising out of or relating to, or as a result of you failing to keep to your obligations under the Tenants' Guide. You must also make sure that Your Authorised People keep to the Tenants' Guide. We may add to or vary the Tenants' Guide at any time by making such revised Tenant's Guide available on the Capitaland Business Park & Industrial Tenant Portal.

4.4.6Confidentiality of information

4.4.6.1In order to protect and maintain the confidentiality of this Lease and any information relating to this Lease, and to prevent any unauthorised access to such information, you must not reveal to any third party (other than your professional advisors), this Lease or any information or any correspondence relating to this Lease, unless such disclosure is required under any Law or you get our approval beforehand. If you are allowed to reveal information to any third party, you must make sure that they keep to the terms of this clause 4.4.6.1 and such other terms as we may notify you.

4.4.6.2Without affecting anything else in this Lease, if you do not keep to clause 4.4.6.1 we may withdraw any special concessions we have granted you under this Lease. This includes but is not limited to:

(a)the Rent-free period (if any), meaning that you must pay us the Gross Rent for the entire Rent-free Period;

(b)any special rental rates, meaning that you must pay us a revised gross rent for the entire Term based on the market rent that applies at that time; and

(c)all other special concessions we grant to you.

4.4.6.3This clause 4.4.6 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

4.4.7Indemnity by you

4.4.7.1You must indemnify us (that is, to pay all our losses in full without dispute or claim that we should have minimised such losses) against all Losses which we may suffer or have to pay arising out of or relating to death, injury, loss or damage caused, directly or indirectly, by:

(a)anything that happens in the Premises or the use or occupation of the Premises;

(b)you or Your Authorised People to the Premises, Building or any property in them, including if caused by using, misusing, wasting or abusing the Utilities or faulty fittings or fixtures or in respect of the condition of any part of the Premises; and

(c)you failing to keep to the terms of this Lease.

4.4.7.2This clause 4.4.7 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

5OUR OBLIGATIONS/ INVOLVEMENT

5.1Quiet enjoyment

5.2If you pay the Gross Rent and other amounts due under this Lease and keep to the terms of this Lease, you may occupy and use the Premises during the Term without any disturbance from us, except as allowed under this Lease.

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5.2Property Tax

We will pay the property tax charges for the Premises for the Term based on the Gross Rent payable by you under this Lease and the property tax rate applicable on the date of this Lease. To avoid any doubt, this does not include any Additional Property Tax, which you must pay.

5.3Managing the Building We will:
(a)keep the exterior of the Building, the Common Areas and the amenities and facilities in the Building which are for common use in good repair, and keep the mechanical and electrical services in working order and condition (except for fair wear and tear);

(b)provide lift services during such hours as we may notify to you, electricity for lighting the Common Areas and water for the toilet facilities (if any) in the Common Areas;

(c)keep the Common Areas adequately clean and lit; and

(d)insure the Building (not including your fixtures and fittings) against damage by fire and any other risks as we may decide.

5.4No claim against us

5.4.1Without being affected by anything else in this Lease, we are not responsible to you, and you must not claim against us, for any death, injury, or Losses which you or Your Authorised People may suffer (whether caused by negligence or otherwise) in connection with the following circumstances

(a)any interruption in any of the services mentioned in clause 5.3 due to the state and condition or any repair, maintenance, damage or destruction of any installations or equipment or any mechanical, electrical, electronic, microprocessor or software defect, malfunction or breakdown that occurs;

(b)any act, failure to act, negligence or misconduct of:

(i)any of our employees or agents in relation to the Premises or the Building;

(ii)Our Authorised People carrying out any duty relating to the services mentioned in clause 5.3;

(iii)any contractor or consultant we have nominated or approved under this Lease; or

(iv)any other person in the Building;

(c)any other tenants, Your Authorised People and other people in the Building not keeping to the Tenants' Guide;
(d)any accidents, injuries, loss or damage to property or people in the Premises, Building or Park;

(e)the use of the car-parks in the Building;

(f)any failure, inability or defect in the supply or character of electricity, water (including chilled water) or, if it applies, gas supplied to the Premises by any service provider;

(g)leaks or defects in the piping, wiring and sprinkler system, or defects in the structure of the Building;

(h)any failure or delay by us to carry out measures to prevent any outbreak or spread of any Infectious Disease in the Building;

(i)any terrorist act regardless of any other cause or event contributing to the loss (including any action taken to control, prevent or otherwise deal with any terrorist act); and

(j)any Circumstances Beyond Our Control.

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5.4.2This clause 5.4 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

5.5Limits to trustee's liability

5.5.1If we are an entity listed on the stock exchange, the following clause will apply to this Lease:

Without being affected by anything else in this Lease, you agree that we are entering into this Lease only in our capacity as trustee of Ascendas Real Estate Investment Trust (the 'REIT') and not in our personal capacity. As such, any liability or indemnity we give or will give, and any power and right we grant to any receiver, attorney, agent or delegate of the trustee of the REIT will be limited to the assets of the REIT over which, as trustee of the REIT, we have legal rights, and will not extend to any of our personal assets or any assets we hold in our capacity as trustee of any other trust. This clause still applies even if this Lease ends, is brought to an end early or is cancelled. This clause will apply, with the necessary amendments and without affecting the meaning of this clause, to any notice, certificate or other document we issue under this Lease, as if it were set out in the notice, certificate or document.

5.5.2If we are an entity not listed on the stock exchange, the following clause will apply to this Lease:

If the Building is sold to the trustee of Ascendas Real Estate Investment Trust ('A-REIT'), you agree that the following clause (or a variation of the following clause) will be included in this Lease.

'Limits to trustee's liability

Without being affected by anything else in this Lease, you agree that we are entering into this Lease only in our capacity as trustee of A-REIT and not in our personal capacity. As such, any liability or indemnity we give or will give, and any power and right we grant to any receiver, attorney, agent or delegate of the trustee of A-REIT will be limited to the assets of A-REIT over which the trustee of A-REIT has legal rights, and will not extend to any of our personal assets or any assets that the trustee of A-REIT holds in our capacity as trustee of any other trust. This clause still applies even if this Lease ends, is brought to an end early or is cancelled. This clause will apply, with the necessary amendments and without affecting the meaning of this clause, to any notice, certificate or other document we issue under this Lease, as if it were set out in the notice, certificate or document.'

6.OUR GENERAL RIGHTS AND REMEDIES
6.1Cost and expenses

If we give you notice, you must pay immediately our full costs and expenses (including legal fees, administrative charges and stamp duty), relating to:

(a)preparing, negotiating and completing this Lease (including any Side Letters);

(b)considering your request for our permission or approval (including our professional advisor's fees for advising us); and

(c)you not keeping to the terms of this Lease.

You must pay such costs and expenses on an indemnity basis (that is, to pay for all our costs and expenses and not dispute or claim that we should have minimised such costs and expenses).
6.2Set-off and forfeiture of deposits
Without being affected by anything else in this Lease, we may deduct any payments you owe us from any deposits you have paid under this Lease. If we have deducted money from a deposit in this way, you must pay us an amount equal to the amount we have deducted within seven days of us notifying you. When this Lease ends, you must collect any deposits you have paid under this Lease within one year from such date as we have first tried to return you such deposit. If you don't, you will forfeit (that is, give up the right to claim) these deposits.

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6.3.Remedial measures

If you fail to keep to the terms of this Lease, we may take action to deal with the situation (including issuing a stop order relating to any offending activity or stepping in to do any repair or remedial works). You must pay all our costs and expenses for us taking the actions under this clause 6.3. You will not have any claim against us for any Losses or inconvenience you may suffer due to us carrying out the actions. To avoid any doubt, we do not need to exercise this right under this clause 6.3 before we exercise our other rights.

6.4.Re-entry

You will have failed to keep to the terms of this Lease if:

(a)you fail to pay the Gross Rent or any other amounts you must pay under this Lease within 14 days after the due date;

(b)you do not keep to, and where possible, fail to correct your actions to keep to, the terms of this Lease (other than under clause 6.4.1(a)) within 14 days of our notice or such longer period as we may notify you (except in cases of emergency);

(c)another creditor or person enforces a writ of execution (that is, a court order which permits a transfer of assets, money or property belonging to a debtor to pay off a legal judgment) or levies distress (that is, the forcible taking of a tenant's property by a landlord to pay off any overdue or unpaid rent or other money owed under a lease) on your property; or

(d)you become or are reasonably likely to become insolvent (that is, when you are unable or likely unable to pay any debts as and when they are due).

6.4.2If any of the circumstances in clause 6.4.1 happens, we may re-enter and take possession of all or any part of the Premises at any time, including during the Rent-free Period, and even if we have previously chosen not to enforce our right of re-entry, and the Term and this Lease will then end on the date of such re-entry or notice. To avoid any doubt, if you return any keys to us, this does not mean that we have accepted the surrender of the Premises, unless we confirm this in writing.

6.4.3If any of the circumstances in clause 6.4.1 happens, we may notify you to novate (that is, transfer all or some of your rights and obligations) or assign (that is, transfer all or some of your rights) your sub-leases to us, including all rent and any security deposits relating to such sub-tenancies. Upon receiving such notice, you must immediately sign such novation or will be considered to have agreed to such assignment, and must make sure all sub-tenants sign such novation or agree to such assignment, including paying all rent received from such sub-tenancies, directly to us.

6.4.4If any of the circumstances in clause 6.4.1 happens, you must, if we give you notice, leave on the Premises any of your property that we may require as set out in such notice.

6.4.5If we end this Lease in line with clause 6.4.2:

(a)your interest in and the rights to the Premises will end;

(b)you must move out of the Premises immediately, except that you must still carry out the Reinstatement Works in line with clause 4.3 unless we notify you otherwise;

(c)you will forfeit (that is, give up the right to claim) any money or deposits you have paid to us;

(d) you must indemnify us {that is, pay all our losses in full without dispute or claim that we should have minimised such losses) from and against all Losses we suffer as a result of re-entering the Premises, including Gross Rent for the Rent-free Period, any Gross Rent which you would have paid if the Term had been completed, and all our costs and expenses of re-letting or trying to re-let the Premises); and

(e)    you will not have any claim against us for any Losses you suffer due to us ending this Lease.

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6.5Removing your property

6.5.1If you leave any of your property at the Premises when this Lease ends, we have the right to dispose of it in whatever way we consider appropriate, and you must pay any costs involved. You will not have any claim against us for any Losses which you may suffer due to us removing any property from the Premises under this clause 6.5.

6.5.2If we sell your property under clause 6.5.1 above, we may use the proceeds from the sale to pay our costs, expenses, Interest and any other money you owe us under this Lease. If there is any money left over, we will return such monies to you.

6.5.3You must indemnify us (that is, pay all our losses in full without dispute or claim that we should have minimised such losses) against any Losses we have to any third party whose property we deal with or dispose of because we mistakenly believe it is yours.

6.5.4This clause 6.5 will not be affected by, and will survive, the Term coming to an end or this Lease being brought to an end early.

6.6Government takeover under the Land Acquisition Act (Chapter 152)

If any Authority compulsorily takes over the Building or any part of it, or issues any notice, order or gazette notification to take over the Building or any part of it, we may give you notice and end this Lease without compensation. To avoid any doubt, this will not affect any rights or remedies we have relating to you not keeping to the terms of this Lease.

6.7We may transfer this Lease

We may novate (that is, transfer all or some of our rights and obligations) or assign (that is, transfer all or some of our rights) under this Lease to another party without your permission. Following such transfer, you:

(a)will be considered as having agreed to such transfer and having accepted the new landlord;

(b)must release us from all our obligations under this Lease (including our obligation to refund the Security Deposit and any other amounts under this Lease;

(c)sign the novation agreement or the acknowledgement to the notice of assignment of this Lease, which we will prepare at our cost; and

(d)get a replacement bank guarantee for the new landlord, if we request this, to replace any bank guarantee you have given us.

7OTHER TERMS

7.1Notices

7.1.1All notices relating to this Lease must be in writing.

7.1.2Any notice we give you is only valid if we post it on the Capitaland Business Park & Industrial Tenant Portal, give it by hand or send it by post to the Premises or to your registered office or business address.

7.1.3Any notice you give to us is only valid if you send it by registered post to our registered office.

7.1.4Any notice will be considered as served:

(a)(for a notice given by hand) immediately on the day it is sent; and
(b)(for notice sent by registered post) 24 hours after it is posted as long as the sender can show that the envelope containing the notice was addressed, stamped and posted.

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7.2Process of serving documents in line with the Law

7.2.1.Any legal process will be considered as served if it is sent to:

(a)us by registered post to our business address;

(b)you by registered post to or by leaving it at your business address or the Premises; or

(c)your or our solicitor by registered post to or by leaving it at their business address.

7.2.2If you are a company that is not incorporated or registered in Singapore:

(a)you must deliver to us, within seven days of appointing the process agent, a copy of the letter (in a form we approve) issued by the process agent to us, agreeing (in a way that cannot be changed) to act as your process agent (that is, once they have agreed to act as your process agent, you or they cannot withdraw this agreement);

(b)serving documents on your process agent at their last known address will be considered as satisfactorily serving documents under the Law on you; and

(c)clauses 7.2.2(a) and 7.2.2(b) will not affect our right to serve process in any other manner allowed by Law.

7.3No waiver

7.3.1If we give you permission not to keep to any of the terms of this Lease, or if we choose not to take action even if you are not keeping to any of the terms, this decision is only effective if we confirm it in writing. If we know about you not keeping to of the terms of this Lease, or we accept the Gross Rent or any amount due under this Lease, this does not mean that we do not require you to keep to the terms of this Lease or that we have chosen not to take action.

7.3.2If we give written permission or confirmation as set out in clause 7.3.1 above, this does not mean that we have also given permission or agreed not to take action if you:

(a)do not keep to the same term of this Lease again; or

(b)do not keep to another term of this Lease.

7.4Entire Agreement

7.4.1This Lease forms the entire agreement between you and us for this lease of the Premises.

7.4.2We are not bound by any statement, conduct or promises (whether written or spoken, express or implied by common law, statute, custom or in any other way) relating to the Premises, Building or Park if they are not set out in this Lease.

7.4.3You confirm that you have not agreed to or signed this Lease as a result of relying on any statement, conduct or promise we have made (or which someone else has made on our behalf), which is not as set out in this Lease.

7.4.4You and we each state, guarantee, confirm and agree that each has full power and authority to enter into and carry out the obligations contained within this Lease, and this Lease is valid and binding.

7.5Severability

If any part of this Lease cannot be enforced or if all or part of any clause in this Lease is illegal or invalid or cannot be enforced by Law, this will not affect the legality, validity or enforceability of any other clause in this Lease.

7.6Governing Law and jurisdiction

7.6.1This Lease is governed by Singapore Law.

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7.6.2You and we agree that the appropriate legal forum for any disputes relating to this Lease will be the courts of Singapore.

7.7Contracts (Rights of Third Parties) Act (Chapter 538)

Apart from (i) the Head Landlord, (ii) any Authorities and (iii) any people authorised by us, the Head Landlord and/or the Authorities, no person who is not a party to this Lease has any right under the Contracts (Rights of Third Parties) Act (Chapter 538) to enforce or enjoy the benefit of any term of this Lease.

7.8Electronic Signatures

The Parties acknowledge and agree that we are authorised to rely upon and accept as an original for all purposes, this Lease, any other transaction document or other communication delivered by you or its solicitor by facsimile, telegraphic, .pdf, e-mail or other electronic transmission (each, a "Communication") which we or our solicitor in good faith believes has been signed by you, including by electronic signature, and which has been so delivered to us or our solicitor. Such Communication shall have the same force and effect as an original signature. Without limitation, "electronic signature" will include versions of an original signature on a document electronically scanned and transmitted versions (e.g., via pdf) of an original signature; it shall also include eSignatures included on documents accessed from electronic and/or mobile devices via eSignature Services such as Docusign and AdobeSign. Notwithstanding the foregoing, we will in any instance require that an original document be submitted to us in lieu of, or in addition to, any such Communication.

Counterparts

This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this Lease may be delivered by facsimile or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart.

8SUPPRESSION OF CORRUPT PRACTICE

8.1The group of which we form part is committed to conducting its business in an ethical manner and expects all its employees and parties with which it has a contractual relationship to conduct themselves with high ethical standards and to comply with applicable laws for the suppression of corrupt practices ("Anti-Corruption Laws").

8.2You represent and warrant that, to the best of your knowledge, neither you nor any person who (by reference to all relevant circumstances) performs services or acts for or on behalf of you in any capacity (including, without limitation, employees, agents, related corporations and subcontractors) ("Representatives" ) has contravened, or procured or encouraged third parties (including, to avoid any doubt, the employees of or any person acting on our behalf) to contravene, any Anti-Corruption Laws in connection with this Lease.

8.3You must immediately notify us if any person employed by us or acting on our behalf or any of your Representatives, has contravened or attempted to contravene any Anti-Corruption Laws in connection with this Lease, and must take adequate steps to protect the interests of both you and us. All such notices to us should be sent to the Head of Group Internal Audit of CapitaLand Limited at the following email address: Whistleblowinq.ACChair@capitaland.com.
8.4Wemay terminate this Lease forthwith if you or any of your Representatives has contravened or attempted to contravene any Anti-Corruption Laws, whether in connection with this Lease or otherwise. Such termination shall not affect our other rights and remedies whether under this Lease or otherwise.

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SCHEDULE 5
PLAN OF THE PREMISES

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Existing Block 5002
Existing Block 5004
#07-01 Factory Area 203m²
#07-03 Factory Area 242m²
#07-05 Factory Area 238m²
#07-07 Factory Area 168m²
#07-19 Factory Area 271m²
#07-17 Factory Area 273m²
#07-15 Factory Area 231m²
#07-13 Factory Area 159m²
#07-11 Factory Area 229 m²
#07-10 106m²
Corridor

BLOCK 5008

7TH STOREY PLAN

Note: Units #07-10 & #07-11 effective 1 June '15

Disclaimer:

All plans are subjects to amendments as directed and/or approved by the building authorities.

All areas are approximate measurements only and subject to final survey. The property is subject to inspection by the relevant authorities to comply with the current code of practice.

APPROVED 03 MAR 2015

TECHPLACE 2 – ANG MO KIO AVE 5

Please Initial →

SCHEDULE 6 DECLARATION FORM

1.Details (see note below)

Name of company or firm (as in ACRA): FLUIDIGM SINGAPORE PTE. LTD.
Premises: Block 5008 Ang Mo Kio Avenue 5 #07-11 & #07-15 TECHplace II Singapore 569874
Company’s mailing address:	Block 5008 Ang Mo Kio Avenue 5 #08-08 TECHplace II Singapore 569874
Phone:	Email address:
Company registration number:	Country where the company is incorporated:
Company’s principal activity:

Note: If you are a foreign firm or new company in the process of being set up, please provide a local contact address and phone number, where possible.

2.Using the Premises

R&D and manufacturing of fluidic chips and microfluidic system

2.1Urban Redevelopment Agency’s 60:40 requirements

Do your activities in the Premises meet the Urban Redevelopment Authority’s (URA) 60:40 requirements (set out below) for use of space?

Yes No

2.2Application to the Central Building Plan Department of the National Environment Agency (NEA) relating to the use of the Premises

You will need to submit your application online at https://e-services.nea.gov.sg/ias/. You must state in the application that the Premises are used for the purposes as set out in paragraph 2 of this declaration form. You must let us have a copy of the acknowledgement that your application has been accepted. When you receive the NEA’s clearance letter, please let us have a copy of the letter allowing you to use the Premises for your operations.

2.3Applying for drinkable water or non-drinkable water

You must apply to the Authorities for drinkable or non-drinkable water if you use more than 500 cubic metres of water per month.

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Declaration
I declare that all the information and details I have provided on this form are true, correct and complete, and that we will not change the activities to be carried out in the Premises without first getting your approval.

Phoa Cheng Han Managing Director
Name and job title	Signature

Company stamp	Date

Please provide details of the person we can contact about handing over the Premises.

Name and job title: Herry Effendi, Senior Supply Chain Manager
Contact number and email address: 93367045, herry.effendi@fluidigm.com

Capitaland Business Park & Industrial Tenant Portal Administrator (you must fill in this section)

Please provide details of the person who will be managing your company account through our Capitaland Business Park
& Industrial Tenant Portal.

Name:	Phoa Cheng Han

Job title:	Managing Director

Email address:	Cheng-Han.Phoa@fluidigm.com

Contact number:	+6563201610

E-billing (you must fill in this section)

Please provide details of the person (for example, the finance manager) who will be accessing the billing invoices through our Capitaland Business Park & Industrial Tenant Portal.

Name:	Neo Seng Yu

Job title:	AP Specialist

Email address:	FDSG.AccountsPayable@fluidigm.com

Contact number:	+6567041801
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SCHEDULE 7
JTC SUBLETTING APPLICATION DOCUMENTS

This schedule does not apply to this Lease.

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CAPITALAND BUSINESS PARK & INDUSTRIAL TENANTS' GUIDE

Plain English Tenants' Guide template (Revised 080620)

CONTENTS PAGE
1Definitions    1
2General requirements    1
3Tenant's Works - submitting plans to our representative    1
3.1    Types of plans     1
3.2Plans - contents and other requirements    1
3.3Submitting plans    4
4Tenant's Works - structural endorsement    4
5Tenant's Works - approval of Authorities    5
6Tenant's Works - Tenant's Works Deposit    5
6A    Tenant's Works - insurance    6
7Carrying out tenant's works    6
7.1Contractor and supervisor    6
7.2How the Tenant's Works should be carried out    6
8Tenant's works - as-built plans    12
9Installations and works to be carried out by you     1.2
9.1Meters    12
9.2Thermal insulation and heat-extraction system    13
9.3Fire-safety installations    13
9.4Electrical switch and distribution boards    13
9.5Electrical installations    13
9.6Plumbing and sanitary works    13
9.7Exhaust shaft and chimney (if this applies)    13
9.8Telecommunication facilities    14
9.9    Machines and apparatus     14
10Maintenance you must carry out    15
10.1Maintaining the inside of the Premises    15
10.2Maintaining the fire alarm and fire-protection system    15
10.3Maintaining exhaust equipment (if this applies)    15
10.4Maintaining the electrical system    15
10.5Maintaining the air-conditioning system    15
11Using the Premises and operations    16
11.1Preventing obstruction    16
11.2No storage of combustible substances    16
11.3Toxic material    16
11.4Disposal of debris, water and rubbish    16
11.5Waste water    17
11.6Advertisements and signboards    17
11.7Reducing pollution    17
11.8Music    17
11.9Nuisance    18
11.10Illegal purpose and no residential use    18
11.11No cooking (this does not apply if the permitted use is for food and drink)    18
11.12No animals    18
11.13No pests    18
11.14No blockage    18
11.15Odours    18
11.16Preventing infectious diseases    18
11.17No overloading installations    19

Plain English Tenants' Guide template (Revised 080620)

7.18Curtain wall    19
11.19    Windows     19
11.20    Unauthorised source of water    19
11.21Service and cargo lifts    19
11.22No advertising for business    19
11.23Auction sales    19
11.24Security of the Premises    20
11.25Specialist warranties    20
11.26Loading and unloading    20
11.27    Fire safety    20
11.28    No leaks     20
11.29Using the Common Area    21
11.30Television antennae and satellite dish    21
11.31Parking    21
11.32Outer doors of the Building    21
11.33General conduct of business    21
11.34Change of name    21
12Reinstatement Works    22
13Green initiatives     22
13.1Waste collections    22
13.23Rs policy - reduce, reuse and recycle    22
14Green Lease requirements     23
15Contact information    23
15.1Capitaland Business Park & Industrial Tenant Portal    23
15.224-hour emergency service    23
Annex A - Damages for not keeping to the terms of this Lease    24
Annex B - Protection standards for the Common Area and Building facilities    25

Plain English Tenants' Guide template (Revised 080620)

1.Definitions

1.1.This Tenants' Guide is to be read together with the Standard Covenants and may change from time to time. The latest version of this Tenants' Guide will be uploaded onto the Capitaland Business Park & Industrial Tenant Portal.

1.2.Unless stated otherwise, the definitions, terms and references used in this Tenants' Guide have the same meaning as those used in the Standard Covenants, save that for leases before 1 January 2019, 'you', or 'your' (whether capitalised or not) means you as the tenant and 'we', 'us', or 'our' (whether capitalised or not) means us as the landlord.

1.3.If you need our permission or approval for any action, you must get it in writing (either from us or through our designated representative, Ascendas Services Pte Ltd ('ASPL') before starting that action. Even if we give our permission or approval, you will still be responsible for all works and actions that you undertake.

1.4.You must make sure that Your Authorised People keep to this Tenants' Guide. To avoid any doubt, any consultant or contractor we nominate or approve will not be treated as our employee or agent.

1.5.Any forms you need to use to apply for our approvals are available on the Capitaland Business Park & Industrial Tenant Portal. You should read such forms with this Tenants' Guide and the rest of this Lease. Even if your contractor signs such forms or makes any payments that are due, you will still be responsible for keeping to the terms of such forms, this Tenants' Guide and the rest of this Lease.

1.6.You must pay all fees, charges , costs and expenses arising from any obligations you have under this Tenants' Guide, including, if this applies, Interest on outstanding payments you owe, liquidated damages (that is, damages which you and we have previously agreed upon) under annex A, and any fees or expenses as required under the forms. We may deduct these payments from any deposits you have paid under this Tenants' Guide and the rest of this Lease.

1.7.You must make all payments by cheque to the respective building owners (for properties belonging to non-listed Capitaland entities) or 'HTSG A/C ASCENDAS REIT' (for properties belonging to Ascendas Real Estate Investment Trust (the 'REIT')). We do not allow cash payments.

2.General requirements

2.1All Tenant's Works must be carried out in line with this Tenants' Guide.

2.2You must apply for the Tenant's Works permit before starting any works at the Premises and must fill in the application for Tenant's Works permit (found on the Capitaland Business Park & Industrial Tenant Portal) and submit the application to the designated management office of the Building for approval.

3.Tenant's Works - submitting plans to our representative

3.1Types of plans

If you need our approval for the proposed Tenant's Works, you must submit all relevant plans to ASPL, including (if this applies) the following:

3.1.1the partitioning, false-ceiling layout and machines/equipment layout plans;

3.1.2the air-conditioning and mechanical ventilation ('ACMV') plans;

3.1.3the plumbing and sanitary system plans;

3.1.4the electrical plans; and

3.1.5the fire-alarm and fire-protection plans.

3.2Plans - contents and other requirements

You must make sure that all the plans you submit are in line with the following.

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3.2.1Partitioning, false-ceiling layout and machines and equipment layout plans

(a)Plans must show:

(i)the dimensions of the Premises and the rooms in the Premises, including the height of each room;

(ii)the layout of the non-combustible partitions and false ceilings;

(iii)how you plan to use the floor space;

(iv)the type of materials you will use;

(v)the exact location, descriptions, dimensions (length, width and height) and operating weight of any machinery and equipment you will be installing;

(vi)details of vibration and sound insulation;

(vii)the dimensions and locations of storage areas, storage racks, passageways, overhead cranes, washing facilities (including water pipes), waste pipes, exhaust fans, work benches and fire escapes;

(viii)the location of exit lighting, exit and directional signs and whether these signs already exist in the locations shown or whether these are proposed locations; and

(ix)the location of fire extinguishers and whether these are proposed or actual locations of the fire extinguishers. The plans must also show the types and ratings of the fire extinguishers.

(b)All plans must be coloured as follows:

(i)partitions and false ceilings - brown;

(ii)fire extinguishers, exit and directional signs - red;

(iii)partitions and ceilings to be removed - yellow dotted line;

(iv)machinery and plant equipment installations - blue; and

(v)work benches - brown.

3.2.2ACMV plans

(a)Plans must show:

(i)the layout and dimension of all ducts and equipment to be installed;

(ii)the sectional elevation of all ducts and equipment to be installed;

(iii)the mounting and suspension details of all installations;

(iv)the schedule of equipment outlining the cooling capacity, air flow, weight and dimensions and insulation works against condensation, where necessary (the as-built drawings must indicate the room temperature set-point of the Premises and the room temperature must be maintained between 23°C and 25°C); and

(v)all new and existing positions of air-conditioning ducts, air diffusers and return-air outlets.
(b)All ACMV plans and 'as-built' drawings must indicate the room temperature set-point. If the intended or operating temperature is below 23°C you must provide us with the necessary insulation works proposal and plans, and such insulation works proposal and plans must be endorsed by a qualified person to confirm that the insulation works is adequate to prevent condensation.

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(c)All ACMV drawings must be appropriately coloured and marked.

(d)After completing the Tenant's Works, you must carry out air balancing in the Premises to our satisfaction. You must submit an air-balancing report to ASPL for our records within one month after completing the Tenant's Works.

3.2.3Plumbing and sanitary systems plans

(a)Plans and sectional elevations of the plumbing works must be shown and appropriately coloured, dimensioned and labelled.

(b)Water-supply plans must be endorsed by a licensed plumber and you must apply to the Public Utilities Board ("PUB") for the water-meter account.

3.2.4Electrical plans

(a)Plans must show:

(i)the exact position of the distribution board on the internal layout plans;

(ii)the single-line diagram drawn by a licensed electrical contractor or engineer, showing clearly the proposed power and lighting circuits; and
(iii)the exact locations and positions of all new and existing lighting and power points.

(b)You must pay a non-refundable processing fee of S$200.00 (not including GST) to us.

(c)You must submit five sets of single-line diagrams, layout plans of all installations and an AL Elect 4 form (if this applies).

3.2.5Fire alarm and fire-protection plans

(a)You must submit these plans to ASPL before submitting them to the Authorities.

(b)The plans must include:

(i)a plan showing the exact positions of all new and existing sprinkler heads or heat detectors endorsed and certified by a Professional Engineer (mechanical) (see definition of Professional Engineer in clause 4 of this Tenants' Guide); and

(ii)the certification by the Professional Engineer (mechanical) on the plan should use the following wording.

"I, _____________________________, confirm and certify that the addition or alteration to the automatic fire sprinkler or detector installation will be designed in line with the accepted code of practice, and once the works are completed, I will inform the relevant authorities by sending a Certification of Supervision."

(c)You must submit four sets of schematic and layout plans.

3.2.6As-built plans for CSC application

For newly completed buildings which have yet to obtain the Certificate of Statutory Completion ('CSC'), you must keep to the following terms and conditions.

(a)Once the Tenant's Works (including any Fitting-out Works) are completed, you must submit to us as built plans relating to the Tenant's Works so that we can apply for the CSC. If you fail to do so, we may take all action necessary for submitting such as-built plans to the Authorities . (This includes appointing consultants to prepare the relevant as-built plans and making payments for any consultants' works in relation to the as-built plans.). We will recover from you all costs and expenses involved, together with Interest from (and including) the date of the cost or expense until (and including) the date you pay them. (We will recover such costs and Interest as if they were rent arrears.)
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(b)You must allow Our Authorised People into the Premises at all reasonable times to make any alterations or additions to the Premises that are needed in order for the Authorities to issue the CSC.

(c)If the CSC application is rejected or otherwise withheld or delayed as a result of any deviation from the as- built plans, alteration, addition or installation carried out or caused to be carried out by you without our permission or as a result of any act or failure on your part, we may give you written notice requiring you to put this right within 14 calendar days. If you fail to keep to the requirements set out in our notice within 14 calendar days, we and Our Authorised People may enter the Premises to make any alterations or additions to the Premises required by the Authorities. We will recover from you the costs and expenses of such alterations or additions, together with Interest from (and including) the date of the costs and expenses us until (and including) the date they are paid. (We will recover such costs and Interest as if they were rent arrears.)

3.3Submitting plans

3.3.1You must send all the necessary plans with a covering letter to the designated management office of the Building.

3.3.2The covering letter must state:

(a)the address of the Premises where proposed Tenant's Works will be carried out;

(b)the number of sets of drawings you are submitting; and

(c)the name and contact number of the person responsible for the plans.

3.3.3You must submit at least four sets of fully dimensioned plans in A1 or A2 size and one set in softcopy in CAD or PDF format. We will keep two sets of the plans for our records and return the remaining sets of the plans to you after we have approved the plans.

3.3.4Each set of plans must show:

(a)the subject unit within the Building in relation to the particular floor where the subject unit is located; and

(b)the plans, sections and elevations of the proposed Tenant's Works (scale 1:50 or 1:100).

3.3.5All proposed Tenant's Works must be colour coded. All existing Tenant's Works which you propose to demolish or dismantle must be shown in yellow dotted lines.

3.3.6All submitted plans must clearly show your company rubber stamp and the name, designation and signature of anyone you have authorised to sign on your behalf.

3.3.7All submitted plans must include the name and signature of the Qualified Person who prepared them. A 'Qualified Person' is defined under the Building Control Act (Cap. 29) as a person who has a practising certificate and is registered as an architect under the Architects Act (Cap. 12) or a professional engineer under the Professional Engineers Act (Cap. 253).

4.Tenant's Works - structural endorsement

If the proposed Tenant's Works involve the structural integrity of the Building, a professional engineer with a valid practising certificate issued under the Professional Engineers Act (Cap. 253) ('Professional Engineer') must endorse the plans with the following statement.

"I have inspected the building and investigated its overall structure and, in my opinion, the building is capable of resisting the forces and moments which may be increased and altered due to the repairs, alterations, or additions shown on these plans. I will also supervise the works and submit a Certification of Supervision once the works are completed."
Plain English Tenants' Guide template (Revised 080620)                              4

5.Tenant's Works - approval of Authorities

5.1You must get, keep in force and give us all necessary approvals from the Authorities for carrying out the proposed Tenant's Works.

5.2You must get clearance forms from the Authorities and submit the forms to ASPL before starting the Tenant's Works. If you apply for and get approvals for the plans electronically, you must submit two sets of the plans endorsed by the Professional Engineer with the fire-safety certificate reference number shown on the plans. You must make sure that all plans you provide are approved by the Authorities before you start the Tenant's Works, including getting approval for all partition and fire-alarm plans from the Fire Safety and Shelter Department.

5.3We will check that any plans you submit to ASPL keep to our requirements. Our approval should not be taken as approval by the Authorities.

5.4You must get, keep in force and give us proof of the Fire-Safety Approval.

6.Tenant's Works - Tenant's Works Deposit

6.1If we ask you to, you must pay us a Tenant's Works Deposit for carrying out any Tenant's Works. You must do this by the date we inform you. You must pay us the initial Tenant's Works Deposit as set out in schedule 1 of the Standard Covenants, when the Lease is signed.

6.2The Tenant's Works Deposit is a security payment we require to make sure that you:

6.2.1carry out and complete the Tenant's Works in line with the Lease; and

6.2.2make good, to our satisfaction, any damage to the Premises, Building and Park resulting from the Tenant's Works.

6.3If you do not keep to your obligations under the Lease when carrying out the Tenant's Works, we may carry out the necessary works to put the situation right or make good any damage, and use the Tenant's Works Deposit to pay the costs and expenses of that work. If the Tenant's Works Deposit is not enough to cover the cost of the work, you must pay us immediately, when we inform you, the difference between the costs and expenses of the work and the Tenant's Works Deposit. To avoid any doubt, we may use the Security Deposit to pay the costs and expenses of any work we carry out under this clause or any Losses we suffer as a result of you not keeping to this Tenants' Guide.

6.4Before you start operating from the Premises and in any case, by no later than the Start Date, you must give us:

6.4.1the relevant plans;

6.4.2appropriate architect, engineer, qualified person or consultant certificates to confirm that the work has been carried out to the necessary standards; and

6.4.3the fire-safety approval.

If you fail to do this, we may require you to forfeit (that is, give up the right to claim) the Tenant's Works Deposit or impose liquidated damages (that is, damages which you and we have previously agreed upon) as set out in annex A (or both). You will also have to pay for any penalty fees imposed by the Authorities.

6.5We will refund the Tenant's Works Deposit to you within one month after we are satisfied that there are no outstanding obligations under this Lease, and after:

6.5.1the Tenant's Works have been completed in line with the Lease and you have submitted the relevant plans and Fire Safety Approval required under this Tenants' Guide;

6.5.2you have met all our requirements in respect of the Tenant's Works;

6.5.3you have made good any damage to the Premises, Building and Park, to our satisfaction; and

6.5.4we have deducted any amounts owing under the Lease.
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However, this will not affect any other rights we may have if we find you still owe us money or have not kept to the Lease after we return the Tenant's Works Deposit to you.

6A.    Tenant's Works - insurance

6A.1     Before starting any Tenant's Works, you must take out and maintain an all-risks policy and a comprehensive public liability insurance policy against claims for personal injury, death, property damage or Losses arising out of the tenant's works in the joint names of us and your contractors for our and their rights and interests. Each insurance policy must provide cover of at least S$2,000,000.00 (or any higher amount we notify you) for any one event and it must be effective for the entire period of the Tenant's Works. You must use a reputable insurance company, and each policy must include a cross-liability clause (that is, a clause which allows an insured party from claiming against another insured party if they are both covered by the same insurance policy).

6A.2     You must give us copies of such policies under clause 6A.1 if we ask for these. However, giving us these copies will not be considered as us knowing about any terms of such policies under clause 6A.1 and will not in any way reduce or affect your obligations under this clause.

7.Carrying out Tenant's Works

7.1Appointing a contractor and supervisor for buildings under warranty or before the CSC is issued

7.1.1For newly completed buildings which have yet to obtain the Certificate of Statutory Completion ('CSC') or buildings which are still under the defects liability period or warranties issued by the original equipment manufacturers, you must appoint our base build contractors and consultants to design and supervise the Tenant's Works to avoid the existing warranties and CSC application becoming null or void (that is, in a state as if they never existed). If you want to employ your own Qualified Person to design and supervise the Tenant's Works, the original contractors and consultants for the Building must check and approve this and you must pay all fees for this directly to these contractors and consultants. You must cover all other professional fees and charges we have to pay relating to the Tenant's Works. You must pay these to us within seven days of us or ASPL informing you the amount (or amounts) due.

7.1.2If you want to appoint any other contractors or consultants to carry out the Tenant's Works, you must get our approval before doing this. We will be reasonable when considering whether to give our approval. Any such contractor or consultant you appoint will not be treated as our employee or agent.

7.1.3Throughout the period of the Tenant's Works, you must appoint appropriate Qualified People to design the Tenant's Works, supervise the Tenant's Works and the conduct of the workmen, and take instructions from us and ASPL relating to the Tenant's Works.

7.1.4If any of your contractors or subcontractors create a nuisance or persistently ignore our or ASPL's instructions, we will not allow them to enter the Building or the Premises.

7.1.5You must make sure that the contractors and subcontractors you appoint to carry out the Tenant's Works do not use the Premises in any way for any residential purposes (temporary or otherwise).

7.2How the Tenant's Works should be carried out

7.2.1General execution of the work

You must carry out and complete the Tenant's Works:

(a)in line with the plans and specifications approved by us, the appropriate architect, engineer, Qualified Person or consultant and the authorities, if it applies;

(b)in a good and workmanlike manner in line with good building practice;

(c)so as not to obstruct or be a nuisance to the other tenants, licensees or occupiers of the Building, the Park or the surrounding areas; and

(d)in line with the Law.

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7.2.2General manner

When carrying out the Tenant's Works, you must make sure that:

(a)any rough and wet works (for example, plastering) are kept to a minimum and carried out only within the Premises;

(b)the Tenant's Works do not create excessive dust or noise and do not produce hazardous conditions;

(c)all painting works are carried out after office hours and with necessary equipment to help ventilation or with odourless paint (if we approve this);

(d)the Premises and other areas affected by the Tenant's Works are kept clean and free from all pests at all times;

(e)you do not exceed the floor loading limit (design live load) that is allowed in the Building; and

(f)the shopfront design of the Premises is in line with any guidelines we set, if this applies.

7.2.3What you must not do

You must not, in any case:

(a)change the appearance (including the colour and type of all parts) of the outside of the Premises (including the doors, windows, walls and grilles) in any way;

(b)temporarily store materials outside the Premises or in the Common Areas;

(c)install anything (for example, your equipment, ducting, racks, installations) onto the structural members (supports) above the floor level of the Premises;

(d)fasten your equipment onto the floor of the Premises using hold-down bolts which penetrate more than 50mm into the floor slab of the Premises; or

(e)dispose of leftover cement, mortar or slurry in toilets, basins or floor traps in the Premises.

7.2.4Common area

(a)All Tenant's Works must be carried out only within the Premises, and no Tenant's Works are allowed outside the Premises or in the Common Areas. You must get our approval before starting any works outside the Premises or in the Common Areas.

(b)If we give our approval for you to carry out Tenant's Works outside the Premises or in the Common Areas, you must adequately protect all finishes and installations (such as doors, lifts and wallpaper) in the Common Areas to prevent damage to the Common Areas caused by the Tenant's Works. The protective steps you are required to carry out include those set out in annex 8 .

(c)Your contractors' and subcontractors' workmen must stay within the Premises and must not loiter in the Common Areas (for example, lobbies and staircases) during their break times.

7.2.5Installations in the Common Area

If we approve any installation works in the Common Areas of the Building, you must keep to the following conditions.

(a)You are not allowed to hack or drill into the roof slab.

(b)All installations in the Common Areas must sit on a concrete plinth at least 150mm thick. The concrete plinth must be properly spring loaded, and buffered if necessary, to prevent any vibration from passing beyond the Premises.
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(c)All pipework must run at least 300mm above the surface of the Common Areas.

(d)All installations must be screened from view with suitable materials to match the existing facade of the Building.

(e)You must, if necessary, shift or relocate such installations to allow us or Our Authorised People to carry out any necessary works.

(f)We have the right to ask you to remove any installations.

7.2.6Disposing of debris

(a)You must make sure that all debris created by the Tenant's Works is removed at the end of each day.

(b)You must store debris in such places as we may inform you while waiting to dispose of it. You must not dispose of debris at our bin centre.

(c)We may require you to bring a refuse bulk bin onto the Premises to hold such debris and you must arrange to dispose of such debris on your own.

7.2.7Using toilets

You must make sure that cement is not mixed in the toilets (whether the toilets are in the Premises or outside the Premises) and that the toilets are kept clean.

7.2.8Using cargo and service lifts

You must make sure that only cargo and service lifts are used to move materials and debris and that passenger lifts are not used for this purpose. You must adequately board and protect the cargo and service lifts before using them for this purpose. The protective steps you are required to carry out include those set out in annex B.

7.2.9The Workplace Safety and Health Act

(a)You must make sure that you and your contractors, subcontractors and consultants keep to the Workplace Safety and Health Act (Cap. 354A) ('WSH Act') and the Workplace Safety and Health (Risk Management) Regulations, and that your contractors, subcontractors and consultants appointed to carry out the Tenant's Works have achieved at least a bizSAFE Level 3 certification. You may refer to the Ministry of Manpower website for more information about the WSH Act.

(b)Without affecting clause 7.2.9(a) of this Tenants' Guide, you must make sure your contractors submit to ASPL the following before starting the Tenant's Works.

(i)A risk assessment report for the proposed Tenant's Works
(ii)The relevant safe-work procedures
(iii)The method statements
(iv)A list of your contractors and subcontractors
(v)The Professional Engineer's endorsement of the Tenant's Works

(c)Without affecting clause 7.2.9(a) of this Tenants' Guide, we must approve such hot works (for example, welding and associated work) before they are started. The hot works must be kept to a minimum to reduce the risk of fire and to avoid activating the fire-alarm system in the Building. You must submit to us your hot works permit (found in the Capitaland Business Park & Industrial Tenant Portal) and we must approve it before you start any hot works at the Premises. You will be liable for any false or accidental activation of the fire alarm or fire-sprinkler system.

(d)Alll hoisting works must be carried out in line with the Factories Act (Cap.104, repealed in 2006) (if this applies) or WSH Act (or both), all relevant regulations and Authorities' guidelines and directives. For example, you must provide safety equipment such as harnesses, safety belts, safety helmets, safety gloves, air masks and safety glasses during such hoisting works. You must submit to ASPL all relevant documents to certify that the hoisting works meet the necessary standards, insurance policies, risk assessment reports and method statements before starting such works.
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7.2.10The Fire Safety Act and Fire Code

(a)You must make sure that you and your contractors and consultants keep to the Fire Safety Act (Cap. 109A), the Fire Code ('Fire Code') of the Singapore Civil Defence Force ('SCDF') and all other relevant regulations.

(b)You must make sure that fire escape routes, hose reels and other fire-fighting equipment are not obstructed during the Tenant's Works.

(c)The Fire Code regulates the allowable space between the suspended ceiling and the soffit of the concrete floor above. Combustible materials are not allowed within the ceiling space. Ceilings must be constructed from non-combustible materials approved by the Fire Safety and Shelter Department.

(d)You must keep to the Fire Code's requirements on the position of walls and partitions in relation to sprinkler heads.

(e)The layout of the inside of the Premises must be designed in such a manner so as not to obstruct existing exits, exit staircases, fire escape routes, fire-hose reel cabinets and other fire-fighting equipment.

7.2.11Fire alarm and fire-protection system

(a)The fire-alarm system in the Building is linked to SCDF through our monitoring station. You must get our approval before rewiring, replacing or modifying any fire-alarm fixtures and fittings or installing additional fire-alarm systems.

(b)In order to check that the fire-protection system has been completed, after any addition or alteration works are completed you must carry out a joint testing of the fire-protection system with our approved contractor.

(c)You must not modify, alter, add on to or interfere in any way with the automatic sprinkler system or heat-detector system or speakers for the Life-Safety Public Addressing System (all of which have been designed in line with the requirements of the Fire Code) without our approval.

(d)The Premises have been installed with the required number of sprinkler heads (if this applies) in line with the Fire Code. You must get our approval before making any additions or alterations to the sprinkler heads. If we give our approval, the positions of new or relocated sprinkler heads must be designed and installed by a Professional Engineer appointed by you, and the installation must keep to all relevant regulations, including the Fire Code.

(e)You must get our approval before carrying out works to isolate the Building's fire-protection system. lf we give our approval, you must keep to the following conditions (and any other terms and conditions we set), when isolating the Building's fire-protection system.

(i)Isolation is necessary only for works which will affect the ceiling of the Premises.
(Ii)    You must provide a fire-protection plan to establish any risks involved, a fire watch (a designated person in the Premises to alert the fire service of any likelihood of fire or actual fire), temporary fire-protection equipment (such as adequate portable fire extinguishers and fire blankets of an appropriate rating) and an escalation plan (a plan to set out what action people should take if a fire breaks out, including reporting the fire to us and the relevant Authorities and taking action to contain the fire to prevent further losses).
(iii)Isolation must be kept to a minimum and must be carried out from Mondays to Saturdays only, and not during Sundays and public holidays.
(iv)All isolation must be completed within the same day and the fire-protection system must then be made to work again.
(v)You must give us written notice at least three business days before the isolation.
(vi)You must appoint a fire-protection contractor approved by us to drain and recharge the sprinkler system in the presence of ASPL.
(vii)In addition to the fire-protection contractor's charges, you must pay our charges of S$400.00 (not including GST) each time the sprinkler system is drained.
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7.2.12Supply of electricity and water

(a)You must carry out all electrical installations, including any replacements or repairs that are needed from time to time (for example, electrical meters, tap-out boxes, wiring, electric bulbs). You must submit to us, and we must approve, such electricity application before you carry out any electrical installation.

(b)If you need an electrical design load that is higher than what is available at the Premises, you must apply to us for such a request. We may consider your application if there is additional electricity available under the Building's power supply. If we approve your request, you must keep to the terms and conditions we set.

(c)You must pay all costs and expenses for the supply of the higher electrical design load. You will not have any claim against us for any delay in the start of your operations arising from your requirement for a higher electricity design load.

(d)You must apply for drinkable and non-drinkable water from the PUB.

(e)You must not tap (that is, take from) our emergency electrical and generator supply.

(f)You must carry out all plumbing works for extra water supply, including installing water meters.

7.2.13Mechanical and electrical installations

(a)You must get our approval for all proposed mechanical and electrical ('M&E') installations, before carrying out the works. When applying for our approval, you must provide detailed drawings, plans and method statements for the proposed installations, and the endorsement of a Professional Engineer.

(b)You must pay all costs arising from M&E installations, including costs relating to installing, maintaining, calibrating, repairing and operating the M&E installations (for example, British Thermal Unit ('BTU') meters, pump-sets, dehumidifiers, flow meters).

(c)All wiring (to be colour-coded) must be concealed and housed in steel conduits in line with SP Power Grid Ltd's ('Power Grid') requirements and regulations.

(d)You must arrange access into the Building's service risers with us and you must have our approval before carrying out any works within the service risers.

(e)All electrical works must be carried out by an Energy Market Authority registered electrician or contractor ('LEW), and the LEW must test the installation.

(f)You are not allowed to tap directly from our main air-conditioning duct unless you get our approval beforehand.
(g)All pipes or ducts, if any, must be installed in the vertical service ducts provided or properly located and concealed from view to our satisfaction.

(h)You must use properly fused electrical plugs to draw electricity from the power points located along the shared corridors. You must not insert exposed wiring terminals into the plug sockets to draw an electricity supply.

7.2.14Hacking, drilling, demolition and noisy works
(a)You must not carry out Tenant's Works involving hacking of the floors, walls, beams or any other structural elements of the Premises, the Building or the Park without first getting our approval. You are not allowed to hack or cut through pre-stressed concrete flooring of the Premises or the Building.

(b)If we give our approval to any proposed hacking works:
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(i)you must inform us before carrying out any hacking, drilling, demolition or noisy works;

(ii)if you plan to carry out Tenant's Works involving hacking, drilling or demolition works, you must install proper portable ventilation fans first; and

(iii)if the hacking, drilling, demolition and noisy works affects other tenants', licensees' or occupiers' operations, you must not carry out the works during the other tenants', licensees' or occupiers' business hours (that is, the works must be carried out after 6pm on weekdays and after 2pm on Saturdays, Sundays and public holidays).

7.2.15Plumbing and sanitary works

(a)You must make sure that all plumbing and sanitary works (including works to the existing plumbing and sanitary system) are designed by a Professional Engineer and carried out and installed by a plumber licensed by the PUB (you must appoint both the Professional Engineer and the plumber). Such design and installation must be in line with the Authorities' regulations and requirements.

(b)You must allow us and ASPL access to all floor traps, grease traps, rainwater downpipes, waste pipes, water supply pipes and toilets to carry out maintenance if there is a blockage in any common pipes.

7.2.16Partitioning works

(a)When carrying out partitioning works you must:

(i)seal up all supply and return grilles to prevent outside air from entering the main air- conditioning ducting system (infiltration);
(ii)install proper portable ventilation fans before starting the Tenant's Works;
(iii)make sure that all sideboards or cupboards along the window bays are no higher than the windowsill; and
(iv)make sure that all partitions next to the window frames end at the window mullion and are not deeper than the width of the mullion.

(b)You must not puncture any part of the aluminum window frame when fixing any dry wall partitions.

(c)All fixed partitions and all built-in cupboards ending at the window panels must not prevent hinged windows from opening fully.

7.2.17Structural works

If we have given our approval for Tenant's Works involving the structure of the Building (for example, drilling (coring) through reinforced concrete floors), you must, where possible, appoint our original structural consultant for the Building.

7.2.18Air-conditioning installation works

(a)You may install air-conditioning units and equipment only in areas we designate (for example, on the rooftop of the Building) or in areas we approve.

(b)We may ask you to install screens around the air-conditioning units or equipment (or both) to make sure that the desired look of the Building is maintained.

(c)If we ask you to install air-conditioning meters, you must appoint contractors licensed by the Authorities to carry out air balancing within the Premises and the Building (if this applies) after the air- conditioning systems are installed.

(d)You must make sure that the temperature of the air-conditioning units is kept between 23°C and 25°C.

(e)You must carry out proper insulation works to make sure that using air-conditioning units does not result in condensation, both inside and outside the Premises. Such installation works are
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compulsory for operating temperatures below 23°C, to prevent condensation in Common Areas and units used by other tenants.

(f)You must provide enough return air grilles for all rooms partitioned (an appropriate Qualified Person must approve the design).

(g)If the cooling capacity of an air-conditioning system you want to install is more than 30kW, you must get authorisation from a Professional Engineer before carrying out the works.

(h)If you fail to keep to this clause 7.2.18 of this Tenants' Guide, you must pay all costs and expenses for any works required to make good or maintain (or both) the finishes of the fixtures and fittings (whether inside or outside the Premises) which arise as a result.

7.2.19Chilled-water supply system (if it applies)

(a)You must not install or connect any monitoring or control systems to our chilled-water supply or return pipes (or both).

(b)You must not tap (take) chilled water from the chilled-water supply and return risers, air-handling units and headers without first getting our approval. If we give our approval, the following rules apply.

(i)You are responsible for flushing the lines, making good all faults and damage arising from tapping into the chilled-water supply and making good all faults and damage caused by installing, operating, maintaining and repairing your chilled-water fan coil units.

(ii)You must arrange for a chilled-water lab tester (approved by the Authorities) to carry out a water test of the relevant segment before tapping into the chilled-water supply.

(iii)You must carry out another test at the end of the tapping exercise and you must make sure that the test report is in line with our requirements and the chilled-water supplier's requirements. If the test report results do not keep to our and the chilled-water supplier's requirements, you must carry out any actions that are necessary to bring the tests in line with such requirements.

(iv)You must keep to the technical specifications of the district cooling system (if this applies) when tapping into the building's chilled-water supply. You can obtain a copy of the specifications from the designated management office of the Building.

7.2.20Inspection of additional installations

If you have carried out installations in the Premises (including installations under clause 9 of this Tenants' Guide), you must not start operating from the Premises until after we have carried out a final inspection of your installations and have given our final approval.
8.Tenant's Works - as-built plans
When the Tenant's Works are finished, you must give us a complete set of plans showing the 'as-built and as-installed' condition and recording the exact locations of all partitions, wirings, pipes, air-conditioning systems, air-conditioning ducts, inlets and outlets, grease traps, exhaust fan systems, fire-protection devices and all other fittings and fixtures you have installed.

9.Installations and works to be carried out by you

9.1Meters

9.1.1You must appoint a qualified contractor to install and test the electricity, water and chilled-water meters ('meters') relating to the Premises. You must get our approval, and where required, the relevant Authorities' approval before such installation works and testing are carried out. To avoid any doubt, the costs and expenses you must pay include, without limitation, the submissions to, endorsements by and attendance of our LEW. You must pay the cost of linking such meters to our building management system ('BMS') if this applies.
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9.1.2You will be responsible for maintaining, repairing and replacing the Meters during the Term (including any Rent-Free Period) and you must not tamper with, or do anything which may affect the accuracy of the meters.

9.1.3You must pay all connection and turning-on fees whether these are due to us, the Authority or any other person.

9.1.4You must install a BTU meter(or meters) to measure how much chilled water you use. If the BTU meter fails for any reason, your chilled-water bill will be based on your average use over the preceding three months (or any other period we set) immediately before the meter failed. You must get the BTU meter from, and it must be installed by, the existing BMS vendor. You must regularly maintain the BTU meter serving the Premises, including arranging for the calibration of the BTU meter by the original manufacturer ('OEM') or its authorised agent.

9.2Thermal insulation and heat-extraction system

9.2.1You must install heat-extraction systems and adequate thermal insulation to the external walls, floors and ceilings inside or outside the Premises if your activities may result in:

(a)condensation on the floors, ceilings or walls of the Premises, adjoining premises or Common Areas or other parts of the Building; or

(b)excessive heat or heat which causes or may cause undue discomfort to us, our other tenants or the occupiers of any adjoining or other premises in the Building, Park or surrounding buildings.

9.2.2You must get our approval before installing thermal insulation and heat-extraction systems. We must also approve the proposed method of installation.

9.3Fire-safety installations

9.3.1You must, where necessary, install and maintain exit lights, exit signs on staircases, exit passageways and the exits of the Premises. Any fire-safety signs must be installed in line with the requirements of the Fire Code and any other relevant regulations.

9.3.2You must carry out such modification works on the existing fire-alarm system (including wirings) or existing fire-protection system (including sprinklers and hose reels) in the Premises that are necessary to suit your operations and to keep to the Fire Code. This includes installing additional wiring and connecting the sprinklers and fixtures to our common fire-alarm system. You must keep to clause 7.2.11 of this Tenants' Guide when carrying out such modification works.

9.3.3You must install the required fire extinguishers in the Premises with labels approved by TÜV SÜD PSB Pte Ltd or Standards, Productivity and Innovation Board Singapore in line with the Fire Code and any other relevant regulations.

9.4Electrical switch and distribution boards

You must install an electrical switch board and distribution board and other similar equipment to the Premises as we may instruct you to, including overcurrent protective devices in our switch room in the Building and overcurrent and earth-leakage protective devices in the Premises.

9.5Electrical installations

You must carry out all electrical installations (for example, private electrical meters, wirings, cable trays).

9.6Plumbing and sanitary works

You must carry out all plumbing and sanitary works at or for the Premises.

9.7Exhaust shaft and chimney (if this applies)

If you want to, and as long as you get our approval, you must install at the opening of the dedicated exhaust shaft or chimney to the Premises (and at such other intervals as may be necessary) your own exhaust equipment, fans,

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and other necessary equipment and utility connections to properly and efficiently extract gases or steam from the dedicated exhaust shaft or chimney. You must keep to clause 7.2.5 of this Tenants' Guide when carrying out such installation works. You must pay us for any electricity you use on the rooftop at a rate we set.

9.8Telecommunication facilities

You must do the following.

(a)     Make direct applications to a telecommunication company for installing any telephone facilities at your own cost and expense, including paying any deposits and all charges (including Taxes) relating to such telecommunication facilities direct to the relevant Authorities and the telecommunication company.

(b)     Not run the wires for any telecommunications facilities in the Premises across the floor or ceiling or along the walls of the Premises or any other part of the Building or the Common Areas unless you have our written permission to do this.

(c)    Install any connection to the nearest communication risers that is necessary for your own telephone systems and pay any related costs, as we will not be providing the Premises with any telephone trunking and conduit system. Before starting any such installation works, you must give us the layout plan of the telephone trunking and conduit system for our approval. You must apply for your own telephone lines, and pay any costs involved.

(d)    Not install extra trunking, conduits or cables other than those provided by Info-communications Media Development Authority ("IMDA") or those approved by IMDA and us.

9.9Machines and apparatus

9.9.1You must not do, or allow anyone else to do, any of the following without first getting our approval and (if this applies) the Authorities' approval.

(a)Install any of the installations or equipment mentioned in clause 9 of this Tenants' Guide, including an air-conditioning system, ventilation system, air-exhaust system, fume hoods, electrical system, telecommunication equipment, or plant, machinery, fixtures, fittings, equipment or other installations ('Your Installations') in the Premises.

(b)Alter, remove, add or in any way interfere or tamper with fixtures, fittings and installations, including Your Installations in the Premises, any existing fire alarm and extinguishing system, ventilation system, air-conditioning system, walls or floor finishes (including any tiles), pipes, wiring, equipment, power and light points and outlets.

9.9.2You must inform us once installation of Your Installations is finished.

9.9.3Without affecting clause 9.9.1 of this Tenants' Guide, you must not install any machines, installation, equipment or apparatus in the Premises which cause a heavy power surge, high-frequency voltage, high noise, fumes, current, vibrations or any harmonic, electrical, magnetic or mechanical interference or disturbance which:

(a)can be heard, smelled or felt outside the Premises;

(b)prevents the service or use of any computer or communication system; or

(c)affects the operation of other equipment, installations, machinery, apparatus or plants belonging to us, other tenants or occupiers of the Premises or of adjoining or neighbouring premises of the Building, the Park or the surrounding buildings.

9.9.4You must install a power-line conditioner, voltage regulator, any extra electric equipment or such other equipment we ask for to reduce or correct any power surge, frequency voltage, noise, fumes, current, vibration or any harmonic, electrical, magnetic or mechanical interference or disturbance.

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10.2

10.3

10.Maintenance you must carry out

10.1Maintaining the inside of the Premises and Common Area

10.1.1You must maintain all parts of the Premises, including:

(a)the internal light fittings and equipment or fittings;
(b)the floor traps;
(c)the grease traps (where these apply);
(d)the sumps (where drainage is collected);
(e)the exhaust shaft or chimney;
(f)the electrical distribution boards (including fixing electrical faults);
(g)the doors to the Premises (including all door fittings and the lock system);
(h)the windows in the Premises;
(i)dedicated bus-duct (sheet metal duct which conducts a substantial current of electricity) immediately after your electricity meter or meters, which serves only the Premises; and
(j)air-conditioning units, including variable air volume boxes and the relevant air-conditioning equipment where these apply (including air-conditioning diffusers, piping, ducting, switches, controls and meters).

10.1.2You must maintain all installations in Common Areas, including repairing any damages, making good any finishes on or beneath the affected area, or removing or replacing such installations where required.

10.1.3You may appoint our contractor or your own contractor to maintain the Premises.

10.1.4You must, if we ask you to, provide the maintenance and service records or reports (or both) for the above clause 10.1.1 (a) to (j) (if this applies).

10.2Maintaining the fire alarm and fire-protection system

10.2.1You must maintain the fire-alarm devices in the Premises and make sure that the fire-alarm system is serviced every month and maintained in good condition at all times and in line with the Fire Code.

10.2.2You must maintain the fire-protection system (whether or not we provided this) in the Premises (including fire extinguishers, sprinkler system, public address speakers and fire-hose reel systems) as required by the Authorities and in line with the Fire Code.

10.2.3You must pay all fees to maintain the fire-protection system in the Premises, including fees to SCDF for attending to any false alarms which come from the system in the Premises.

10.2.4You must regularly maintain all fire equipment and installations and must make sure that all replacement parts are made of material of similar or better quality in line with the Fire Code.

10.3Maintaining exhaust equipment (if this applies)

You will be responsible for the efficient use and proper maintenance of exhaust shafts and chimneys, installed exhaust equipment , fans and any other necessary equipment and utility connections.

10.4Maintaining the electrical system

Whether your electricity supply is supplied direct from us, from Power Grid or bought from another retailer, you must appoint the Building's LEW to inspect, maintain and be responsible for the electrical installation in the Premises to make sure that the electrical installation is safe to operate.

10.5Maintaining the air-conditioning system

If we have provided air-conditioning units for you within the Premises, you must:

10.5.1carry out routine maintenance of the air-conditioning units we have provided at the Premises (the 'air- conditioning units') at least once every three months during the Term (to avoid any doubt, routine maintenance includes servicing and repairing the air-conditioning units);

Plain English Tenants' Guide template (Revised 080620)                              15

10.5.2make sure that the air-conditioning units are in good working order at all times during the Term;

10.5.3maintain in good and working condition all of our piping, ducting, connections and equipment which are related to the air-conditioning system serving the Premises, whether these are located inside or outside the Premises (the 'air-conditioning system'); and

10.5.4replace all spoilt or non-working parts of the air-conditioning units and the air-conditioning system with new parts (not second-hand or reconditioned parts).
11.Using the Premises and operations
11.1Preventing obstruction

11.1.1You must not cause any obstruction to the Common Areas (including common stairways, passageways and other common parts in the Building), other Premises in the Building, the Building itself, the Park, or surrounding buildings, including common driveways and ramps.

11.1.2We have the right to remove any obstruction you cause and you must pay all our costs and expenses of doing this. You will not have any claim against us for any liability you suffer due to us removing such obstruction.
11.2No storage of combustible substances

11.2.1You must not place or store any toxic, dangerous, flammable or explosive or combustible substance in the Premises, in the Common Areas or anywhere in the Building without first getting approval from us and (where necessary) the Authorities.

11.2.2You must not put or store any liquid petroleum gas cylinders in the Premises.
11.3Toxic material

You must not carry out any processes which carry the inherent risk of spilling toxic materials, unless you have got special approval from the Authorities. If the Authorities have granted special approval, you must give us copies of the approval and material safety data sheet ('MSDS') for our records. You must inform us when there are any changes to the quantity or type of chemicals or materials inside the Premises, and must give us updates every year.
11.4Disposing of debris. water and rubbish

11.4.1You must not discharge (release), dump, leave or burn any debris, waste or refuse ('Such Waste') including pollutants or contaminants, whether biohazardous, chemical, radioactive or otherwise, into surface or other drains, watercourses, the Building, Park or surrounding area without our and the relevant Authorities' approval. You must make sure Such Waste is promptly, safely, properly and efficiently disposed of to our satisfaction and in line with the Law.

11.4.2Without affecting clause 11.4.1 of this Tenants' Guide, you must dispose of any such waste in line with our and the Authorities' requirements, including:

(a)providing holding areas within the Premises for such waste before you dispose of it;

(b)making sure your contractors follow the frequency and timing guidelines you set for disposing of such waste; and

(c)submit to the Authorities written information and details about any waste liquid you need to dispose of for their consideration. You must get approval from us and the Authorities before you are allowed to discharge the waste liquid.

11.4.3You must take all measures and precautions to:

(a)capture, contain and, keeping to clauses 11.4.1 and 11.4.2 of this Tenants' Guide,
Plain English Tenants' Guide template (Revised 080620)                              16

(b)prevent such pollutants or contaminants from spreading into other areas of the Building or the surrounding areas, through the air, in a liquid or otherwise.

Where necessary, you must set up and maintain containment cabinets, rooms or devices, an exhaust ventilation system and, for hazardous areas (including animal holding areas, autopsy rooms and chemical laboratories), a negative pressure system, all to the satisfaction of us and the Authorities.

11.4.4Without affecting clauses 11.4.1 to 11.4.3 of this Tenants' Guide, you must also keep to the following conditions (if they apply).

(a)All Premises must have two bins that are lined with an appropriate plastic bag (one for normal domestic rubbish and one for food waste only). You must put all your domestic rubbish and food waste neatly into the appropriate plastic bags, tie the bags securely and bring them to our centralised bin centre for disposal.

(b)You must arrange for waste which is not normal domestic rubbish or food waste to be disposed of off-site by the cleaning company you have appointed.

(c)You must not dispose of food, food products and by-products into the floor traps in the Premises or the drains in the Building.

(d)You must not bring any rubbish or waste from outside the Premises to our centralised bin centre for disposal.

(e)You must not throw or empty anything out of the windows or doors of the Premises into the Common Areas.

11.4.5If you fail to keep to clauses 11.4.1 to 11.4.3 of this Tenants' Guide, we have the right to dispose of such waste and you must pay for all our costs and expenses of doing this.

11.5Wastewater

11.5.1You must submit all information and details on the use of the Premises and waste-water discharge to the Sewerage Department or other Authorities for them to consider and clear in writing before you carry out such use and discharge.

11.5.2If you are allowed to discharge any waste water into the Building's waste-pipe system, you will be responsible for carrying out regular checks and maintenance to make sure that the state, condition and quality of the system is maintained at all times.

11.5.3If you fail to keep to clauses 11.5.1 to 11.5.2 of this Tenants' Guide, you must pay all the Authorities ' penalties, costs and expenses which arise as a result.

11.6Advertisements and signboards

11.6.1You must not display any name, sign, notice or advertisement inside or outside the Premises (including the windows) which can be seen from outside the Premises, without first getting approval from us and (if necessary) the Authorities, unless it is in a style and manner and at a location we have already approved.

11.6.2Without affecting clause 11.6.1 of this Tenants' Guide, you must get our approval for the location and design of any signboard before you display it.

11.7Reducing pollution

You must take adequate measures to prevent air and other forms of pollution, and carry out measures to reduce such pollution if we or any Authorities ask you to.

11.8Music
You must not allow any vocal or instrumental music in the Premises which can be heard outside the Premises without first getting our approval.
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11.9Nuisance

You must not do anything in the Premises which is or may become or causes a nuisance, annoyance, disturbance or inconvenience to us or the other tenants, licensees or occupiers of the Building or Park or adjoining and neighbouring properties. or which cause or may cause damage to the Building or Park or adjoining and neighbouring properties.

11.10Illegal purpose and no residential use You must not use the Premises for:
(a)any dangerous, noisy or offensive business;

(b)any illegal or immoral act; or

(c)residential purposes.

11.11No cooking (this does not apply if the permitted use is for food and drink} You must not cook or store food in the Premises.
11.12No animals

11.12.1You must not keep or allow anyone to keep any animal at the Premises without first getting approval from us and (where necessary) the Authorities.

11.12.2If you have approval from us and (where necessary) the Authorities to keep animals in the laboratories in the Premises for experimental or research purposes, you must make sure that:

(a)the animals are kept in areas we set aside for that purpose;

(b)the care of such animals, including maintaining proper holding, quarantine and isolation rooms, cages, washing and shower areas, food, bedding and equipment storage and waste-disposal system, must keep to the Law and the Authorities' and our requirements; and

(c)you take all measures to avoid or prevent the escape of such animals and the mixing of air from the holding, quarantine and isolation rooms into other areas of the Building or the Park.

11.13No pests

11.13.1You must keep the Premises free from pests.

11.13.2You must enter into and keep in force during the Term a pest-control contract with companies approved by us to prevent or exterminate pests. You must make sure that the pest-control services are carried out at least once a month or as often as we may decide, and you must, if we ask you to, provide records of the monthly pest-control servicing reports.

11.14No blockage

You must keep all pipes, drains, basins, sinks and toilets, floor traps and grease traps in the Premises clean and unblocked.

11.15Odours

You must keep the Premises free from noxious or offensive odours.

11.16Preventing infectious diseases

11.16.1You must take all steps and courses of action to prevent an outbreak of any Infectious Disease (including fumigating and disinfecting the Premises) to the satisfaction of the Authorities. You must promptly keep to the Law and all requirements of the authorities to prevent any outbreak or spread of Infectious Diseases.
Plain English Tenants' Guide template (Revised 080620)                              18

11.16.2You must immediately give notice (together with any details and information as necessary) to us and the Authorities if you are aware or suspect that any person is suffering, has died from, is a carrier of, has come into contact with, or is at risk of infection from an Infectious Disease.

11.17No overloading installations

11.17.1You must not overload the lifts, electrical installations or Conducting Media (such as drains, sewers, conduits, flues, risers, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains) in the Premises, the Building, the Park and the surrounding areas.
11.17.2You must not interfere with or impose an additional loading on any ventilation, air-conditioning or other plant (if any) serving the Building.

11.18Curtain wall

On the cladding and curtain wall (if any) its frame structure and all related parts of the Building, you must not:

(a)paint;

(b)make any additions or alterations;

(c)exert any force; or

(d)    load or place any structures or articles or materials;

which may cause strain, damage or interference with the structural parts, loadbearing framework, roof, foundations, joist, curtain wall or other related parts of the Building.

11.19Windows
11.19.1You must keep the windows of the Premises closed at all times when the Premises are air-conditioned.
11.19.2You must not put any objects in the Premises where they can be seen from outside the windows of the Premises and which, we feel, are out of place, unsightly or may detract from the general appearance of the Building.
11.19.3You must not cover the windows (other than with blinds or curtains we have approved), skylights, ventilating shafts or air inlets or outlets which reflect light or let light into the Premises or allow air to flow into or out of the Premises or any part of the Building.
11.19.4You must not affix anything to the windows, including any kind of film, which might damage the windows.

11.20Unauthorised source of water

You must only tap water from a source or supply we have approved.

11.21Service and cargo lifts

11.21.1You must use the service or cargo lifts we have designated to transport furniture, goods and other heavy equipment.

11.21.2You must make sure that your contractors, workmen and cleaners use only the service or cargo lifts we have designated.

11.22No advertising for business

You must not ask for business, or display or distribute advertising material in the car-parks or other parts of the Common Areas without first getting approval from us and (if this applies) the Authorities.

11.23Auction sales

You must not hold auctions in the Premises or the Building.
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11.24Security of the Premises

You must take adequate security measures to make sure that the Premises are secure even when there is no one in them.

11.25Specialist warranties

You must not do anything to make invalid or unenforceable any of the warranties or guarantees provided by specialist contractors to us for the Premises, the Building, the Park or any other area. If you fail to keep to this clause 11.25, you must appoint specialist contractors, nominated by us, to complete the repair works that should have been covered under the warranties. If you fail to do this, we may appoint specialist contractors to carry out such works, and you must pay all such costs and expenses involved immediately when we inform you.

11.26Loading and unloading

11.26.1You must carry out all loading and unloading only at the times and in the locations we inform you.

11.26.2You must meet all statutory and safety requirements before using forklifts.

11.26.3You agree to not cause unnecessary inconvenience to other tenants and occupiers of the Building when carrying out your activities at the loading and unloading bay. If you fail to keep to this sub-clause more than three times, we will withdraw your right to use the forklifts at the Building, and our decision will be final and binding.

11.26.4When you are not using the forklifts, you must park the forklifts within the Premises or other areas that we have allocated for you to park the forklifts. You must not park the forklifts along or around the Common Areas (including car-park lots) at the Building or the Park.

11.27Flre safety

11.27.1You must at all times provide enough access passageways to all fire-fighting installations and equipment and make sure that all windows and access panels for firemen are not locked from the inside and remain unobstructed at all times.

11.27.2You must work together with us to establish a fire-safe environment for all users of the Building. You must:

(a)take part in all emergency and fire drills;
(b)attend table-top exercises and emergency and fire-safety awareness talks;
(c)make sure you know how to use the fire extinguishers; and
(d)take part in any other activities which we consider appropriate or as directed by the Authorities .

11.27.3You must keep the Premises (including all fixtures, fittings, installations and appliances) in a safe condition and take all necessary measures to prevent a fire. You must meet all our requirements and all the requirements of the Fire Safety and Shelter Department or the other Authorities (or both). You must appoint one or more of your employees as fire-safety officers as required under the Fire Safety Act (Chapter 109A) and the Fire Safety (Fire Safety Manager) Regulations.

11.27.4If we ask you to, you must provide details of the number of first aiders and the number of trained and qualified people in the Company Emergency Response Team (CERT).

11.28No leaks

11.28.1You must take all necessary measures (including carrying out waterproofing works) to avoid water leaking to the other parts of the Building.
11.28.2If you fail to keep to clause 11.28.1 above, we may (but are not obliged to) take any action we consider necessary to avoid water from leaking and to repair any damage caused to the Premises or any other parts of the Building as a result of a leak. You must pay all our related costs and expenses to us immediately when we inform you, together with Interest from the date we must pay the cost, to the date you repay it (we have the right to recover such expenses and Interest as if they were rent arrears).
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11.29Using the Common Area

You must not use the Common Areas to hold any events, store any items, or to install any fixtures or fittings without first getting our approval.

11.30Television antennae and satellite dish

You must not install any television antenna or satellite dish on the rooftop or at the balcony or verandah or any other part of the Premises or the Building without first getting our approval. If we provide a communal television antenna system, we will not allow you to install any other television antenna.

11.31Parking

11.31.1You and your officers and employees are not allowed to park anywhere in the Building except in the marked parking areas.

11.31.2You must pay our parking charges for using the car-parks in the Building. We may change our parking charges from time to time.

11.31.3You and your officers and employees must keep to all our rules relating to managing and operating the car-parks and parking vehicles in the Building.

11.32Outer doors of the Building

If the Building has outer doors:

(a)the outer doors must be closed and locked during the hours we set;

(b)if you want to enter the Premises during such hours, you must keep to our security measures;

(c)we may change such hours at any time, and will inform you of any change; and

(d)for security reasons, we may refuse access to the Building (including by closing the outer doors) at any time and for as long as we consider appropriate.

11.33General conduct of business

11.33.1You must get our written permission before using the name of the Building or any picture or likeness of the Building or the Premises in your registered or trading name or for any advertising or purpose other than as your address and place of business. However, you may incorporate references to and illustrations and sketches of the Building in any receipts, vouchers, catalogues, advertisement or sales promotion material relating to the business you carry on in the Building as long as you make sure:

(a)no negative or derogatory statement, announcement , comment or remark relating to us, the Building or the Premises is made or caused to be made, issued or caused to be issued, or published or caused to be published; and

(b)you refer to the Building's proper name in all media, including radio and television messages, advertising stationery, internal and external circulars, internet web pages, and the print media (for example, newspapers and magazines).

11.33.2If your registered name or trading name includes the name or title of the Building, when the Lease Ends, you must take all steps necessary (including providing notice to the relevant Authorities) to remove such name or title from your registered or trading name immediately.

11.34Change of name

If you change your company name, you must notify us and pay any administrative fee that we may require to change your company's name on the noticeboard directory of the Building.
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12.Reinstatement works

Before vacating the Premises, you must carry out such Reinstatement Works as we may direct to restore the Premises to its Original Condition, including the following:

(a)Remove all your fixtures, fittings, furniture and belongings, and any signs from the Premises, the Building, the Park and the surrounding areas. You must leave behind at the Premises any of your fixtures and fittings that we ask you to leave, but you can remove your trade fixtures, carpets, blinds, partitions, built-in furniture and changes to the M&E installations.

(b)Redecorate the Premises with three coats of good-quality oil or emulsion paint or other suitable treatment of all internal parts of the Premises, in a good and workmanlike manner and using any suitable materials that we may reasonably ask you to use.

(c)Re-polish all internal parts which were previously polished.

(d)Grain and varnish all the internal parts which were previously grained and varnished.

(e)Clean, de-grease and disinfect all floor tiles of the Premises, including replacing all floor tiles which we decide are worn or damaged and need replacing.

(f)Remove and clear all waste, rubbish and other unwanted material from the Premises, the Building, Park and the surrounding areas.

(g)Make good all damage to the walls, doors, windows or any part of the Premises, the Building, the Park and the surrounding areas caused by removing your belongings or reinstating or redecorating the Premises.

(h)Clean the exhaust shaft or chimney, exhaust fans and other related exhaust equipment, floor and grease traps and sumps (if this applies).

(i)Make sure that all our M&E services (including any air-conditioning variable air volume boxes and ductwork that are above the ceiling board) at the Premises are reinstated to their Original Condition and good working order and condition by a specialist contractor nominated by us and appointed by you, and under the supervision of our consultants.

(j)Make sure that all structural and engineering works are carried out by a specialist contractor nominated by you and appointed by us, and under the supervision of our consultants.

(k)If we ask you to, disinfect the Premises and make sure that the Premises are free from any harmful contamination by any biological organisms or chemical substances. You must dispose of any such biological organisms or chemical substances safely in line with the requirements of the Authorities (if this applies) so as not to cause any health hazards, danger or injury to any person.

(I)If we ask you to, remove all electricity, water and air-conditioner meters in the Premises, and make good any damage caused by doing this.

13.Green Initiatives

13.1Waste collections

We have appointed a waste-collection company to dispose of all the waste collected from the Building. The waste will be collected from the Building's bin centre and transported to an approved dumping ground for recycling or incineration at the National Environment Agency's plant.

13.23Rs policy - reduce. reuse and recycle
We have various environmentally-friendly policies, including a 3Rs policy - reduce, reuse and recycle. We strongly encourage you to carry out the 3Rs policy as follows.
Plain English Tenants' Guide template (Revised 080620)                              22

Reduce

Reduce

☐ Use fewer disposable items (for example, polystyrene and paper cups and plates).
☐ Bring your own cutlery and coffee mug.
☐ Do not ask for a plastic bag if you can carry food back to the office without one.
☐ Reduce the number of photocopies by sharing documents among colleagues.
☐ Reduce the number of printed documents by circulating written or printed memos around the workplace.
☐ Use email to communicate or send messages.
☐ Proofread documents on screen before printing.
☐ Print addresses straight onto envelopes instead of using address labels.
☐ Print on both sides of paper.
☐ Order just enough food and drink for meetings, seminars, conferences and events.
☐ Switch on lights and electronic devices only when necessary.
Reuse
☐ Reuse used envelopes for sending internal mail.
☐ Remove old documents from files and reuse files.
☐ Use the blank side of used paper for drafting, printing and taking notes.
☐ Reformat or delete old files from thumbdrives so that they can be used to store new documents.
Recycle
☐ Set up a recycling programme in the office.
☐ Take part in recycling programmes.
☐ Separate recyclable items for recycling.
☐ Put recycling bins at strategic locations within the Premises for collecting and storing recyclable waste (for example, paper, plastic and empty drink cans).

14.Green Lease Requirements

If the Building has been certified as a Green Mark building, the Building has been designed to achieve Green Mark which requires energy performance and green initiatives. To ensure that the Building's intent is maintained, you must keep to relevant Green Mark requirements that apply from time to time so that you do not affect our application for Green Mark certification or re-certification for the Building or Park. You may obtain a copy of the latest Green Mark requirements from the management office of the Building.
15.Contact information
15.1Capitaland Business Park & Industrial Tenant Portal

If you need information such as building forms or your account information, you can find these on the Capitaland Business Park & Industrial Tenant Portal at http://bpl-tenant.capitaland.com or such other website as we may inform you from time to time.

15.224-hour emergency service

If an essential common service such as a lift or the power or water supply breaks down after office hours, you can contact our 24-hour call centre on 1800 5333131.
Plain English Tenants' Guide template (Revised 080620)                              23

ANNEX A

LIQUIDATED DAMAGES FOR NOT KEEPING TO THE TERMS OF THIS LEASE

You must pay liquidated damages (that is, damages which you and we have previously agreed upon) of $500 per incident for each time or for each day you do not keep to the following terms.

Number	Description
1.	Starting works without a tenant's works permit or failing to display the tenant's works permit at the entrance of the Premises
2.	Failing to obtain valid passes (if this applies) for workers from the Fire Command Centre, Guard House or reception counter
3.	Failing to put up proper protection for Tenant's Works
4.	You or your contractors smoking in the Building
5.	Causing nuisance or disturbance in the Building, including noise, dust or foul smells
6.	Illegally dumping debris or waste materials
7.	Obstructing or encroaching on Common Areas
8.	False activation of the fire-alarm system or fire sprinklers
9.	Preparing concrete and screed in Common Areas or toilets, or discharging debris or cement into the toilet bowl or sink
10.	Unauthorised use of fire hose
11.	Unauthorised use or tapping into our electricity or water supply
12.	Unauthorised use (including storage) in Common Areas
13.	Causing unnecessary inconvenience to other tenants and occupiers of the Building when carrying out your activities at the loading and unloading bay
14.	Failing to obtain or submit any required fire-safety certificate
15.	Causing condensation inside or outside the Premises due to inadequate insulation for air-conditioning installations

We may deduct the liquidated damages (that is, damages which you and we have previously agreed upon) mentioned above from any deposits you have paid under this Lease. To avoid any doubt, this will not affect any other claims and remedies we have under this Lease, such as the right to recover the cost of making good any damage or stepping in to carry out rectification works or taking action to stop you from failing to keep to the terms of this Lease.
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We and you confirm our entry into this Lease, as signed and witnessed below.

Landlord (us)

Signed
for and on behalf of us
HSBC Institutional Trust Services (Singapore) Limited
(in its capacity as trustee of Ascendas Real Estate Investment Trust), in line with the power of attorney dated 3 June 2013

/s/ Adrian Tan    /s/ Ong Li Li
Name of authorised signatory:Adrian Tan    Name of authorised signatory:Ong Li Li
Designation: Manager    Designation: Manager
Lease Management     Lease Management

Tenant (you)

Signed by
for and on behalf of you
FLUIDIGM SINGAPORE PTE. LTD.

/s/ Phoa Cheng Han
Name: Phoa Cheng Han
Title: Managing Director
Company Stamp

As witnessed in the presence of:

/s/ Herry Effendi
Witness
Name: Herry Effendi
Title: Senior Supply Chain Manager
Address: 5008, Ang Mo Kio Avenue 5
#08-08, Techplace II
Singapore 569874

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